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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
REDDY ICE HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REDDY ICE HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 28, 2008

To Our Stockholders:

        You are cordially invited to attend the Annual Meeting of Stockholders of Reddy Ice Holdings, Inc. ("Reddy Ice"), to be held at 10:00 a.m., Central Daylight Time, on Wednesday, May 28, 2008 at the offices of Haynes and Boone, LLP at 901 Main Street, 29th Floor, Dallas, Texas 75202, for the following purposes:

  1.
  to elect six directors of Reddy Ice to hold office until the next annual meeting of stockholders and until their respective successors are duly elected and qualified;

  2.
  to ratify the appointment of Deloitte & Touche LLP as Reddy Ice's independent registered public accounting firm for the fiscal year ending December 31, 2008; and

  3.
  to transact such other business as may properly be brought before the meeting or any adjournment(s) thereof.

        Only holders of record of Reddy Ice's common stock at the close of business on April 14, 2008 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

        Your vote is important. Whether or not you plan to attend the meeting, please vote your shares. In addition to voting in person or by mail, stockholders of record have the option of voting via the Internet or telephone. If your shares are held in the name of a bank, broker or other holder of record (i.e., in "street name"), please check your proxy card or other voting instructions to see which of these options are available to you. Even if you are attending the meeting in person, we encourage you to vote in advance by mail, Internet or telephone.

        If you are planning to attend the meeting in person, because of security procedures, you will need to register in advance to gain admission to the meeting. You can register by calling Investor Relations at (214) 526-6740 or via the Internet at InvestorRelations@reddyice.com by May 22, 2008. If you are a holder of record and plan to attend the meeting, you also can register by checking the appropriate box on your proxy card. In addition to registering in advance, you will be required to present government issued photo identification (e.g., driver's license or passport) to enter the meeting. Packages and bags will be inspected, and bags may have to be checked, among other measures that may be employed to enhance the security of those attending the meeting. These procedures may require additional time, so please plan accordingly.

By Order of the Board of Directors,

WILLIAM P. BRICK Chairman of the Board of Directors, Chief Executive Officer and President

Dallas, Texas
April 24, 2008

REDDY ICE HOLDINGS, INC.

8750 NORTH CENTRAL EXPRESSWAY, SUITE 1800

DALLAS, TEXAS 75231

PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 28, 2008

GENERAL INFORMATION ABOUT THE PROXY
MATERIALS AND THE ANNUAL MEETING

        The Board of Directors of Reddy Ice Holdings, Inc. (the "Company" or "Reddy Ice") is soliciting proxies for the 2008 Annual Meeting of Stockholders to be held at the offices of Haynes and Boone, LLP at 901 Main Street, 29th Floor, Dallas, Texas 75202 on Wednesday, May 28, 2008 at 10:00 a.m., Central Daylight Time (the "Annual Meeting"). This proxy statement and the accompanying proxy card contain information about the items you will vote on at the Annual Meeting. We began mailing this proxy statement and the enclosed proxy card on or about April 24, 2008 to all stockholders entitled to vote. The Reddy Ice Annual Report, which includes financial statements, is being sent with this proxy statement.

Who is entitled to vote?

        If you are the holder of record of common stock, $0.01 par value per share, of the Company (the "common stock") at the close of business on April 14, 2008 (the "Record Date"), you are entitled to vote at the Annual Meeting and at any and all adjournments or postponements of the Annual Meeting. You are entitled to one vote for each share of common stock you own for each matter presented for vote at the Annual Meeting. As of the close of business on the Record Date, there were 21,999,995 shares of common stock outstanding. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 8750 North Central Expressway, Suite 1800, Dallas, Texas 75231.

How to vote?

        Stockholders of record may vote in person (i) by attending the Annual Meeting, (ii) by completing and returning the proxy by mail, (iii) by using the Internet or (iv) by telephone. To vote your proxy by mail, mark your vote on the enclosed proxy card, then return it by following the directions on the card. Your proxy, if not properly revoked, will be voted in accordance with your instructions. If you vote by using the Internet or telephone, you do NOT need to return your proxy card. If you do not mark a selection, your proxy will be voted as recommended by the Board of Directors. Your vote is very important, so whether you plan to attend the Annual Meeting or not, we encourage you to vote by proxy as soon as possible.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        If your shares are registered directly in your name with the Company's transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you on behalf of the Company. As the stockholder of record, you have the right to grant your voting proxy to the Company or to vote in person at the meeting. The Company has enclosed a proxy card for you to use.

        If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Your broker, trustee or nominee will send you separate instructions describing the procedure for voting your shares.

How can I change my vote?

        You may revoke your proxy or change your voting instructions before the time of voting at the Annual Meeting by (i) delivering a written revocation or a later-dated proxy to the Secretary of the Company at the address of the Company's principal executive offices, (ii) attending the Annual Meeting and voting in person or (iii) providing subsequent Internet or telephone voting instructions.

How many shares must be present or represented to constitute a quorum for the Annual Meeting?

        The presence of a majority of the outstanding shares, in person or represented by proxy, of the common stock entitled to vote at the Annual Meeting constitutes a quorum. A quorum is necessary in order to conduct business at the Annual Meeting. You are part of the quorum if you have voted by proxy. Shares held of record by your broker, trustee or nominee ("Broker Shares") that are voted on any matter and abstentions are included in determining the number of votes present. Broker Shares that are not voted on any matter at the Annual Meeting are not included in determining whether a quorum is present. If a quorum is not present, the Annual Meeting will be rescheduled for a later date.

How does the Board of Directors recommend that I vote?

        The Board of Directors recommends that you vote your shares "FOR" each of the nominees to the Board of Directors and "FOR" the ratification of the independent registered public accounting firm for the fiscal year ending December 31, 2008.

What is the voting requirement to approve each of the proposals?

        Election of Directors.    Directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. The six nominees receiving the highest number of affirmative votes at the Annual Meeting will be elected as directors for a one-year term. Abstentions and Broker Shares that are not voted in the election of directors will have no effect on the election of directors.

        Ratification of Appointment of Independent Registered Public Accounting Firm.    The appointment of the independent registered public accounting firm for the fiscal year ending December 31, 2008 will be ratified if the votes cast, in person or by proxy, at the Annual Meeting for ratification exceed the number of votes cast against ratification. Abstentions and Broker Shares that are not voted on the ratification of the appointment of the independent registered public accounting firm will have no effect on the proposal.

        Other Matters.    The affirmative vote of the majority of shares present, in person or by proxy, at the Annual Meeting is generally required for approval for all other matters that may properly come before the Annual Meeting. If any other matter not discussed in this proxy statement properly comes before the Annual Meeting upon which a vote may be taken, shares represented by all proxies received by the Company will be voted on that matter in accordance with the discretion of the persons named as proxy holders.

How are votes counted?

        Stockholders' proxies are received by the Company's independent proxy tabulating agent, and the vote is certified by an inspector of election. Proxies and ballots that identify the vote of individual stockholders will be kept confidential, except as necessary to meet legal requirements, in cases where stockholders write comments on their proxy cards, or in a contested proxy solicitation. During the proxy solicitation period, the Company will receive vote tallies from time to time from the inspector, but such tallies will provide aggregate figures rather than names of stockholders. The inspector will notify the Company if a stockholder has failed to vote.

Who will bear the cost of soliciting votes for the Annual Meeting?

        The Company will bear the entire cost of this proxy solicitation, including the preparation, printing and mailing of this proxy statement, the proxy card and any additional soliciting materials sent by the Company to stockholders. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy-soliciting materials to such beneficial owners. In addition to solicitations by mail, certain of the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or facsimile following the original solicitation. In addition, the Company will retain Morrow & Co., Inc. to assist with the solicitation of votes using the means referred to above, and that firm will receive a fee of approximately $5,000, plus reimbursement of out of pocket expenses. The Company will bear all costs related to such engagement.

How can interested parties communicate with the Board of Directors?

        Interested parties who want to communicate with the Board of Directors or any individual director can write to them c/o Reddy Ice Holdings, Inc., 8750 North Central Expressway, Suite 1800, Dallas, Texas 75231, Attention: Corporate Secretary, Steven J. Janusek. If applicable, your letter should indicate that you are a Company stockholder. Depending on the subject matter, our Corporate Secretary will: (i) forward the communication to the director or directors to whom it is addressed; or (ii) attempt to handle the inquiry directly, for example when the request is for information about the Company or is a stock-related matter; or (iii) not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. At each Board of Directors meeting, a member of management will present a summary of all communications received since the last meeting that were not forwarded to the director or directors to whom they were addressed, and will make those communications available to the Board of Directors upon request.

        Any interested party who wishes to communicate directly via e-mail with the presiding non-management member of the Company's Board of Directors may use a form found on the Investor Relations section of the Company's website at www.reddyice.com.

When do we anticipate mailing proxy materials to stockholders?

        It is anticipated that this proxy statement and the accompanying proxy card will be first mailed to stockholders on or about April 24, 2008.

Where can I find the voting results of the meeting?

        The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the second quarter of 2008.

May I propose actions for consideration at next year's annual meeting of stockholders or nominate individuals to serve as directors?

        You may submit proposals for consideration at future stockholder meetings, including director nominations.

        Under the Securities and Exchange Commission ("SEC") rules, stockholder proposals for our 2009 Annual Meeting of Stockholders must be received at our principal executive offices by December 26, 2008 to be considered for inclusion in our proxy materials relating to that meeting. Nominations for directors must be submitted as described on page 11 of this proxy statement.

        Any stockholder proposals must be in writing and addressed to the attention of our Corporate Secretary. We reserve the right to reject, rule out of order or take other appropriate actions with respect to any proposal or nomination that does not comply with these and other applicable requirements.

ELECTION OF DIRECTORS
(ITEM 1)

        At the Annual Meeting, six directors, constituting the entire Board of Directors, are to be elected to hold office until the next annual meeting of the stockholders and until their respective successors have been elected and qualified. Upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated six directors for election at the Annual Meeting. All of the director nominees are currently directors of Reddy Ice. Each nominee has indicated his willingness to serve as a director, if elected, and we have no reason to believe that any nominee will be unable to serve. The persons designated as proxies, however, reserve full discretion to cast votes for other persons in the event that any one or more of the nominees are unable to serve. Proxies cannot be voted for a greater number of persons than the number of nominees named on the enclosed form of proxy. A plurality of the votes cast in person or by proxy by the holders of common stock is required to elect a director. Under Delaware law and our Amended and Restated Certificate of Incorporation and Bylaws, shares as to which a stockholder withholds authority to vote on the election of directors ("Abstentions") and shares as to which a broker indicates that it does not have discretionary authority to vote ("Broker Non-Votes") will not be counted as voting on the election of directors and will not affect the election of the nominees receiving a plurality of the votes cast. Stockholders may not cumulate their votes in the election of directors. The Board of Directors recommends that you vote "FOR" each of the six nominees described below.

        The following information regarding the director nominees of Reddy Ice, their principal occupations, employment history and directorships in certain companies is as reported by the respective individuals. All ages are reported as of April 24, 2008.

        On August 15, 2003, Packaged Ice, Inc., or Packaged Ice, merged with, and was renamed, Reddy Ice Group, Inc., or Reddy Group. On January 1, 2007, Reddy Group merged with and into its subsidiary Reddy Ice Corporation. References to "Reddy" refer to Packaged Ice for periods prior to August 15, 2003, Reddy Group for the period from August 15, 2003 to January 1, 2007, and Reddy Ice Corporation for periods after January 1, 2007. Reddy Ice Corporation was originally acquired by Packaged Ice in 1998, and references to Reddy Ice Corporation are to that entity prior to its acquisition by Packaged Ice.

DIRECTOR NOMINEES

        William P. Brick, 56, was appointed Chairman, Chief Executive Officer and President of the Company effective December 1, 2007. Previously Mr. Brick had assumed the role of Executive Chairman on May 17, 2007. Prior to being named Executive Chairman, Mr. Brick was named Chief Executive Officer of the Company and a member of the Company's Board of Directors on August 15, 2003, Chief Executive Officer of Reddy, in April 2001 and the Chairman of Reddy's Board of Directors in June 2001. Prior to joining Reddy, Mr. Brick was employed by Suiza Foods Corporation, now known as Dean Foods Company, where he served as Executive Vice President from July 1996 until October 1996 and as Chief Operating Officer of Dairy Operations from October 1996 until January 2000. Before joining Suiza, Mr. Brick was the Vice President—Sales and Marketing for the Metropoulos Management Group from February 1996 until June 1996. From 1995 until January 1996, he served as Vice President—Sales and Marketing for Ultra Products.

        Theodore J. Host, 62, became a member of the Company's Board of Directors on November 15, 2005. Mr. Host is a private investor. From October 2001 to April 2004, Mr. Host was the CEO and Director, and from November 1999 until October 2001 was President, CEO and a Director, of Prestige Brands International, a consumer products company. Mr. Host worked with McCown DeLeeuw & Co. to create a consumer products start-up company from March 1996 to November 1999. Prior thereto, Mr. Host served as the President and Chief Operating Officer, and later Chief Executive Officer, of

The Scotts Company, a lawn care company. Mr. Host holds Bachelor of Arts and Master of Arts degrees in business from New York University.

        Christopher S. Kiper, 37, became a member of the Company's Board of Directors on April 17, 2008. Mr. Kiper is a Vice President of Shamrock Capital Advisors ("SCA"), a private investment vehicle of the Roy Disney family. Among other activities, SCA serves as the investment manager for the Shamrock Activist Value Fund. Mr. Kiper is a senior portfolio manager for the Shamrock Activist Value Fund. Prior to joining SCA in 2007, Mr. Kiper founded and operated Ridgestone Small Cap Value Fund, a small cap activist value fund within Ridgestone Corporation. Mr. Kiper worked at Ridgestone Corporation from 2000 to 2007. He previously served in a variety of operational and financial roles with Global Crossing from 1998 to 2000 and as an auditor with Ernst & Young from 1994 to 1998. Mr. Kiper is a graduate of the University of Nebraska and is a Certified Public Accountant.

        Michael S. McGrath, 61, became a member of the Company's Board of Directors on February 22, 2006. Mr. McGrath is the former President and Chief Operating Officer of Dr. Pepper/Seven Up, Inc., the North American business of Cadbury Schweppes plc. From August 1998 to March 2002, Mr. McGrath was President and Chief Operating Officer of Cadbury Beverages/Seven Up. In April 2002, Mr. McGrath's responsibilities as President and Chief Operating Officer were expanded to include Cadbury Schweppes' Dr. Pepper business. Mr. McGrath retired in January 2005 and is currently a private investor. He currently serves as a director for Eaux Vives Waters Inc., Polar Corp., The Nutrasweet Company and Tin Star Restaurants. Mr. McGrath holds a Bachelor of Education from Boston College.

        Michael H. Rauch, 69, became a member of the Company's Board of Directors on April 17, 2008. Mr. Rauch is Of Counsel to the law firm of Fried, Frank, Harris, Shriver & Jacobson LLP. Mr. Rauch joined Fried Frank in 1968, was a partner of the firm from 1972 to 2004 and served as co-managing partner of the firm from 1998 to 2003. Mr. Rauch holds a Bachelor of Arts degree from Princeton University and an LL.B. from Harvard Law School.

        Robert N. Verdecchio, 51, became a member of the Company's Board of Directors on September 7, 2005. Mr. Verdecchio is a private investor. From 1997 to 2004 he served as a member of the Board of Directors of Pegasus Communications Corporation when it operated as a provider of satellite, cable and broadcast television as well as of wireless internet access. Mr. Verdecchio also served as Pegasus' Chief Financial Officer from 1991 to 2000. Mr. Verdecchio holds a B.S. in Accounting from Temple University.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Composition of the Board of Directors

        Our business is managed under the direction of our Board of Directors. Our Board of Directors currently consists of seven directors. Tracy L. Noll, who currently serves as a member of our Board of Directors, is not standing for re-election and will retire from our Board of Directors at the conclusion of our annual meeting. As a result, following the annual meeting, our Board of Directors will be reduced in size to six directors. The rules of the New York Stock Exchange ("NYSE") require a majority of the members of our Board of Directors to be "independent" directors. No director will be deemed to be independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as an officer, shareowner or partner of an organization that has a relationship with the Company. The Board of Directors observes all criteria established by the NYSE and other governing laws and regulations. In its review of director independence, the Board of Directors considers all relevant facts and circumstances, including without limitation, all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company. After conducting its review of director independence in accordance with the foregoing, our Board of Directors has determined that we currently have six independent directors: Theodore J. Host, Christopher S. Kiper, Michael S. McGrath, Tracy L. Noll, Michael H. Rauch and Robert N. Verdecchio.

        The Board of Directors held nine meetings during the year ended December 31, 2007 and acted seven times by written consent. Each incumbent director attended, in person or by telephone, at least 75% of the meetings of both the Board of Directors and committees on which he served during 2007.

Shamrock Agreement

        We entered into a letter agreement dated as of April 17, 2008 with Shamrock Activist Value Fund, L.P., or SAVF, and certain of SAVF's affiliates, which we refer to, together with SAVF, as the Shamrock Activist Value Fund, pursuant to which two Shamrock Activist Value Fund nominees, Christopher S. Kiper and Michael H. Rauch, were designated by the Shamrock Activist Value Fund and appointed to the Board of Directors.

        The letter agreement provides that, for the period, referred to as the "Effective Period," from April 17, 2008 until the earlier of December 1, 2009 and the date on which the Shamrock Activist Value Fund owns less than 5% of our outstanding common stock, the Shamrock Activist Value Fund will have the right to designate two members of the Board of Directors. The Shamrock Activist Value Fund's designees will be included in the Board of Directors' proxy slates nominated for election to the Board of Directors during the Effective Period. The letter agreement also provides that during the Effective Period, the Shamrock Activist Value Fund (i) will support the Board of Directors' proxy slates and not support or participate in any "withhold the vote" or similar campaign and (ii) will not propose any proxy resolutions or conduct any proxy solicitations or propose nominees except to the Board of Directors and its committees.

        We have agreed that, during the Effective Period, we will not, without SAVF's consent, (i) change the size of the Board of Directors, other than as contemplated by the letter agreement, (ii) amend our certificate of incorporation or bylaws, (iii) select a date earlier than December 1, 2009 as the deadline for advance notice to us of stockholder proposals with respect to our 2010 annual stockholders meeting or (iv) enter into any agreement to do any of the foregoing.

        Pursuant to the letter agreement, the size of the Board of Directors was expanded on April 17, 2008 to seven directors and Messrs. Kiper and Rauch were appointed to fill the resulting vacancies. The membership of the Board of Directors' committees were also modified pursuant to the terms of the letter agreement. Mr. Kiper will serve on the Compensation Committee, the Audit Committee and the Special Committee and Mr. Rauch will serve on the Corporate Governance and Nominating Committee and the Special Committee.

        It is also contemplated by the letter agreement that the Board of Directors will be reduced in size to six directors upon Mr. Noll's retirement from the Board of Directors when his current term ends at the Annual Meeting. Pursuant to the letter agreement, the Board of Directors may be temporarily expanded to seven members if a new chief executive officer is named and appointed to the Board of Directors during the Effective Period and, upon the subsequent departure of a member of the Board of Directors, the Board of Directors will then again be reduced in size to six directors.

        We have been informed by SAVF that, in connection with Mr. Rauch's service as a Shamrock Activist Value Fund nominee and member of the Board of Directors, SAVF has agreed to (i) pay him an annual retainer of $150,000 and (ii) provide him with limited indemnification for the duration of his service.

Committees of the Board of Directors

        Audit Committee.    Our audit committee currently consists of Tracy L. Noll, Christopher S. Kiper, Michael S. McGrath and Robert N. Verdecchio. Mr. Kiper was appointed to the audit committee effective April 17, 2008. Mr. Noll will retire from the audit committee upon the conclusion of his term as a member of our Board of Directors. Each member of the audit committee is financially literate, as such qualification is interpreted by the Board of Directors in its business judgment. In addition, our Board of Directors has determined that each of Mr. Noll and Mr. Verdecchio is an "audit committee financial expert" as such term is defined in Item 407(d)(5) of Regulation S-K. In accordance with the requirements of the NYSE, the audit committee is composed entirely of "independent" (as defined under Federal securities laws and the rules of the NYSE) directors. The nominating and governance committee recommends to our Board of Directors nominees for the audit committee.

        The audit committee held seven meetings during the year ended December 31, 2007 and acted three times by written consent. The audit committee will have at least four regular meetings each year. The results of each meeting are reported at the next regular meeting of our Board of Directors.

        The audit committee has the responsibility for overseeing:

  •
  our accounting and financial reporting processes;

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  the reliability of our financial statements;

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  the effective evaluation and management of our financial risks;

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  our compliance with laws and regulations; and

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  the maintenance of an effective and efficient audit of our financial statements by a qualified independent registered public accounting firm.

        To fulfill these responsibilities, the audit committee will:

  •
  be aware of the current areas of greatest financial risk to us and ensure that management is effectively assessing and managing risks;

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  consider the effectiveness of our disclosure controls and procedures to promote timely, accurate, compliant and meaningful disclosure in our periodic reports filed with the SEC;

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  periodically review with the independent registered public accounting firm their assessment as to the adequacy of our structure of internal controls over financial accounting and reporting, and their qualitative judgments as to the accounting principles employed and related disclosures by us and the conclusions expressed in our financial reports;

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  review our accounting policies and practices to ensure they meet the requirements with respect to the rules and pronouncements of the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board;

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  select, evaluate and, if necessary, replace our independent registered public accounting firm;

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  actively engage in dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity or independence of the independent registered public accounting firm;

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  meet with the independent registered public accounting firm, the internal auditors and senior management to review the scope and methodology of the proposed audit;

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  discuss with management policies and practices regarding earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

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  set clear hiring policies with respect to any current or former employees of our independent registered public accounting firm;

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  review periodically our code of conduct and obtain confirmation from management that the policies included in the code of conduct are understood and implemented;

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  establish procedures for the receipt, retention and treatment of complaints we receive regarding our internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of their concerns regarding our internal accounting controls and auditing matters; and

  •
  have the authority to engage independent counsel and other advisers, as necessary, to carry out any of the foregoing duties.

        Our Board of Directors adopted a written charter for the audit committee, which has been filed with the SEC and is also available on our website at http://www.reddyice.com. In addition, stockholders may request a free copy of the audit committee charter from: Reddy Ice Holdings, Inc., 8750 North Central Expressway, Suite 1800, Dallas, Texas 75231, Attention: Corporate Secretary, Steven J. Janusek, or by calling (214) 526-6740.

        Compensation Committee.    Our compensation committee currently consists of Theodore J. Host, Christopher S. Kiper and Robert N. Verdecchio. Mr. Kiper was appointed to, and replaced Mr. Noll as a member of, the compensation committee effective April 17, 2008. Our Board of Directors has determined that the members of our compensation committee are "independent" in accordance with the rules of the NYSE. The nominating and governance committee recommends to our Board of Directors nominees for the compensation committee.

        The compensation committee held four meetings during the year ended December 31, 2007 and acted twice by written consent. The compensation committee will have at least one regular meeting each year. The results of each meeting are reported at the next regular meeting of our Board of Directors.

        The primary responsibility of the compensation committee will be to develop and oversee the implementation of our philosophy with respect to the compensation of our officers. In that regard, the compensation committee will:

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  develop and maintain a compensation policy and strategy that creates a direct relationship between pay levels and corporate performance and returns to stockholders;

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  recommend compensation and benefit plans to our Board of Directors for approval;

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  review and approve annual corporate and personal goals and objectives to serve as the basis for the chief executive officer's compensation, evaluate the chief executive officer's performance in light of the goals and, based on such evaluation, determine the chief executive officer's compensation;

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  determine the annual total compensation for our executive chairman, chief executive officer, president, chief operating officer, chief financial officer and executive vice president of sales and marketing;

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  with respect to our equity-based compensation plans, approve the grants of stock options and other equity-based incentives as permitted under our compensation plans;

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  review and recommend compensation for non-employee directors to our Board of Directors; and

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  review and recommend employment agreements, severance arrangements and change of control plans that provide for benefits upon a change in control, or other provisions for our executive officers and directors, to our Board of Directors.

        Our Board of Directors adopted a written charter for the compensation committee, which is available on our website at http://www.reddyice.com. In addition, stockholders may request a free copy of the compensation committee charter from: Reddy Ice Holdings, Inc., 8750 North Central Expressway, Suite 1800, Dallas, Texas 75231, Attention: Corporate Secretary, Steven J. Janusek, or by calling (214) 526-6740.

        Corporate Governance and Nominating Committee.    Our corporate governance and nominating committee (referred to herein as the "governance and nominating committee") currently consists of Theodore J. Host, Michael S. McGrath and Michael H. Rauch. Mr. Rauch was appointed to, and replaced Mr. Verdecchio as a member of, the governance and nominating committee effective April 17, 2008. Our Board of Directors has determined that the members of the governance and nominating committee are "independent" in accordance with the rules of the NYSE. The governance and nominating committee recommends to our Board of Directors nominees for the governance and nominating committee.

        The governance and nominating committee held five meetings during the year ended December 31, 2007. The governance and nominating committee will have at least one regular meeting each year. The results of each meeting are reported at the next regular meeting of our Board of Directors. The governance and nominating committee will:

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  identify individuals qualified to serve as our directors;

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  recommend a set of corporate governance guidelines to our Board of Directors;

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  review periodically the composition of our Board of Directors;

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  identify and recommend director candidates for our Board of Directors;

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  recommend to our Board of Directors nominees for election as directors;

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  recommend to our Board of Directors the composition of the committees of the Board of Directors;

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  review and approve public disclosures;

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  review periodically our corporate governance guidelines and recommend governance issues that should be considered by our Board of Directors;

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  review periodically our committee structure and operations and the working relationship between each committee and the Board of Directors; and

  •
  consider, discuss and recommend ways to improve the effectiveness of our Board of Directors.

        Our Board of Directors adopted a written charter for the governance and nominating committee, which is available on our website at http://www.reddyice.com. In addition, stockholders may request a free copy of the governance and nominating committee charter from: Reddy Ice Holdings, Inc., 8750 North Central Expressway, Suite 1800, Dallas, Texas 75231, Attention: Corporate Secretary, Steven J. Janusek, or by calling (214) 526-6740.

        Special Committee (Acquisition).    On May 17, 2007, our Board of Directors formed a special committee to review the strategic alternatives available to us, including the proposal by GSO Capital Partners to acquire us. The special committee consisted of Theodore J. Host, Tracy L. Noll, Michael S. McGrath and Robert N. Verdecchio. The special committee held twenty one meetings during the year ended December 31, 2007. On February 18, 2008, following the termination of the merger agreement with affiliates of GSO Capital Partners, the special committee was dissolved.

        Special Committee (Investigation).    On March 6, 2008, our Board of Directors formed a special committee to conduct an independent investigation of all matters relating to our involvement in the investigation by the Antitrust Division of the United States Department of Justice. The special committee currently consists of Theodore J. Host, Christopher S. Kiper, Tracy L. Noll, Michael S. McGrath, Michael H. Rauch and Robert N. Verdecchio. Mr. Kiper and Mr. Rauch were appointed to the special committee effective April 17, 2008. Mr. Noll will retire from the special committee upon the conclusion of his term as a member of our Board of Directors.

        Director Nomination Process.    While there are no formal procedures for stockholder recommendations of nominees to our Board of Directors, the committee will consider nominees recommended by stockholders that meet the stated criteria. A stockholder who wishes to recommend a prospective nominee for the Board of Directors should notify the Company's Corporate Secretary or any member of the governance and nominating committee in writing with whatever supporting material the stockholder considers appropriate prior to the deadline set forth in response to the question "May I propose actions for consideration at next year's annual meeting of stockholders or nominate individuals to serve as directors?" on page 4.

        Generally, candidates for director positions should possess:

  •
  relevant business and financial expertise and experience, including an understanding of fundamental financial statements;

  •
  the highest character and integrity and a reputation for working constructively with others;

  •
  sufficient time to devote to meetings and consultation on Board of Directors matters; and

  •
  freedom from conflicts of interest that would interfere with performance as a director.

        The governance and nominating committee evaluates prospective nominees from time to time. Criteria used for such evaluations include, but are not limited to, business experience, skills, talents, and the prospective nominee's ability to contribute to the success of the Company. The governance and nominating committee also considers other relevant factors, including the balance of management and independent directors, the need for audit committee and other specialized expertise and relevant industry experience. A prospective candidate nominated by a stockholder is evaluated by the governance and nominating committee in the same manner as any other prospective candidate.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any entity of which an executive officer is expected to serve as a member of our compensation committee.

Codes of Conduct and Ethics and Corporate Governance Guidelines

        Our Board of Directors adopted (1) a code of business conduct and ethics applicable to our directors, officers and employees and (2) corporate governance guidelines, each in accordance with applicable rules and regulations of the SEC and the New York Stock Exchange. Each of these codes of ethics and conduct and the corporate governance guidelines is available on our website at http://www.reddyice.com. In addition, stockholders may request a free copy of the code of ethics and the corporate governance guidelines from: Reddy Ice Holdings, Inc., 8750 North Central Expressway, Suite 1800, Dallas, Texas 75231, Attention: Corporate Secretary, Steven J. Janusek, or by calling (214) 526-6740.

Executive Sessions

        Our corporate governance guidelines require that the non-management directors meet in executive sessions periodically (and at least four times per year), with no members of management present. The Chairman of the Corporate Governance and Nominating Committee presides at such executive sessions. Non-management directors who are not independent under the NYSE rules may participate in these executive sessions, however the non-management independent directors also meet separately in executive session at least once per year. Currently, there are no non-management directors who are not independent under the NYSE rules. The Chairman of the Corporate Governance and Nominating Committee presides at such executive sessions.

DIRECTOR COMPENSATION

        The below table sets forth the non-employee director compensation for 2007:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Deferred Compensation Earnings	All Other Compensation(3)	Total
Theodore J. Host	$34,500	$44,622	—	—	—	$1,230	$80,352
Michael S. McGrath	35,625	47,343	—	—	—	1,860	84,828
Tracy L. Noll	37,500	49,640	—	—	—	1,230	88,370
Robert N. Verdecchio	38,875	44,222	—	—	—	1,860	84,957

(1)
Amounts represent the total amount of quarterly retainers and fees for Committee service during 2007 (see Director Compensation below).

(2)
Represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of outstanding restricted shares and restricted stock units in accordance with Statement of Financial Accounting Standards No. 123(R), "Share Based Payment" ("SFAS 123R"). For additional information regarding the valuation and accounting for equity instruments, refer to note 12 to the Company's financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC. These amounts reflect the Company's accounting expense for these awards and do not correspond to the actual value that will be recognized by the directors.

(3)
Amounts represent payments in connection with dividend equivalent rights associated with unvested restricted stock units.

Director Compensation

        The management members of the Board of Directors do not receive any compensation for their services on the Board of Directors. On April 1, 2007 the Board of Directors increased the annual compensation for the services of our independent directors from $25,000 per annum to $30,000 per annum, payable quarterly in arrears. In addition, our independent directors receive $5,000 per annum for service on the audit committee and $2,500 per annum for service on the compensation committee or the corporate governance and nominating committee, and the chairperson of each committee receives an additional $2,500 for service on the audit committee and $1,000 for service on the compensation committee or the corporate governance and nominating committee. Members of the special committees have not received additional compensation for their service on those committees. The Board of Directors is currently evaluating whether members of the special committee (investigation) should receive compensation for their service on that committee. Additionally we have granted stock options and restricted share units to our independent directors from time to time, as determined by the full Board of Directors. Directors are also reimbursed for ordinary and necessary expenses incurred in attending meetings of the Board of Directors or committee meetings.

        After we became a private company in August 2003, our independent directors, including Mr. Noll, received a grant of stock options. The terms of the stock options provided for vesting based on a combination of time and performance parameters. Upon completion of the initial public offering of our common stock in August 2005, all performance-based options were immediately vested. All of the performance-based options and the vested time-based options were exercised in conjunction with the closing of the IPO. In addition, for the purpose of retaining our independent directors and aligning their financial interest with the interests of our new public stockholders, certain parameters around the remaining unvested time-based options were modified to provide for the cashless conversion of the options to time-based restricted stock with vesting dates in February 2006, January 2007 and July 2007. The restricted stock with vesting dates in February 2006, January 2007 and July 2007 is now fully vested.

        On November 3, 2005, we granted 4,000 restricted share units ("RSUs") to each of our independent directors at that time, including Messrs. Noll and Verdecchio. Fifty percent of each award of RSUs (the "Time-vested RSUs") will vest in four equal annual installments beginning on August 12, 2006 and continuing on August 12 of each of the following three years, provided the recipient remains a director of the Company through such vesting dates. The remaining fifty percent of each award of RSUs (the "Performance-vested RSUs") will vest in four equal annual installments beginning on August 12, 2006 and continuing on August 12 of each of the following three years, provided the recipient remains a director of the Company through such vesting dates and the applicable performance condition for the applicable vesting period is met. The performance condition for each vesting period will be based on the Company's earned distributable cash per share (as defined in the related restricted share unit agreement) for such vesting period. Each vesting period will begin on July 1 and end on June 30 of the subsequent year. All RSUs will immediately vest in full, and shares will be distributed, at the time of a Change in Control (as defined in the Reddy Ice Holdings, Inc. 2005 Long Term Equity Incentive and Share Award Plan, as amended). At the time of their appointment to the Board of Directors, Mr. Host and Mr. McGrath were granted 4,000 and 3,500 RSUs, respectively, with substantially similar vesting provisions to the RSUs granted on November 3, 2005. If in any performance period the performance condition for a subsequent performance period is achieved, Performance-vested RSUs are entitled to dividend equivalent rights in the subsequent performance period equal to the dividends which would be payable on the shares of common stock represented by the RSUs subject to vesting in that period. Payments of such dividend equivalents will be made in cash to the holders of RSUs at the time of actual dividend payments and will not be subject to any vesting requirements. Time-vested RSUs are not entitled to dividend equivalent rights.

        Based on a compensation study performed in December 2006, we determined that an increase in independent director compensation was warranted. Effective April 1, 2007, the annual compensation for each independent director was increased to $30,000. The annual compensation for audit committee members was increased to $5,000 to reflect their additional responsibility and time commitment. Annual retainers were paid in the amount of $2,500 to the chairman of the audit committee and $1,000 to the chairman of the compensation committee and the corporate governance and nominating committees. On April 10, 2007, the Board of Directors approved the grant of 2,500 additional RSUs to each independent director. The grants were composed of 1,250 Time-vested RSUs and 1,250 Performance-vested RSUs. Twenty percent of the Time-vested RSU's vested on August 12, 2007 and forty percent will vest on each of August 12, 2008 and 2009, provided the recipient remains a director of the Company through such vesting dates. The Performance-based RSUs vest in the same proportions on August 12, 2007, 2008 and 2009, provided the recipient remains a director of the Company through such vesting date and the applicable performance condition for the applicable vesting period is met. Based on our financial results for the vesting period ended June 30, 2006, the performance condition for the Performance-based RSUs eligible for vesting on August 12, 2006 was met as our actual earned distributable cash per share for the period was approximately $2.77 and the target for the period was approximately $2.38. Based on our financial results for the vesting period ended June 30, 2007, the performance condition for the Performance-based RSUs eligible for vesting on August 12, 2007 was also met as our actual earned distributable cash per share for the period was approximately $2.47 and the target for the period was approximately $2.43. As a result of the performance targets for the remaining three vesting periods also being met as of June 30, 2006, the holders of unvested Performance-based RSUs were entitled to dividend equivalent payments for the period from July 1, 2006 to June 30, 2007. The performance targets for the remaining two vesting periods were not met as of June 30, 2007. As a result, the holders of unvested Performance-based RSUs are not entitled to dividend equivalent payments for the period from July 1, 2007 to June 30, 2008.

        On July 23, 2007, the compensation committee of our Board of Directors approved an amendment to the vesting provisions of certain of the RSUs held by those of our employees and directors who were considered "Designated Insiders" for purposes of our insider trading policy. The amendment provided that, subject to the consent of the applicable employee or director, such individual's RSUs which had been scheduled to vest on August 12, 2007 would not vest until the earliest of (i) the closing of the contemplated merger with affiliates of GSO Capital Partners, (ii) the second business day following public announcement of the termination of the merger agreement and (iii) December 31, 2007. In addition, the compensation committee approved the grant of dividend equivalents with respect to any RSUs for which the applicable individual elected to defer vesting. Two of our non-management directors provided consents to the amendment; two did not. The vesting date was subsequently amended by the compensation committee to occur on December 17, 2007.

        We customarily approve grants of RSUs to our eligible new employees and directors and promoted employees twice each year, in February and August. In connection with their appointment to our Board of Directors on April 17, 2008, Mr. Kiper and Mr. Rauch are expected to be granted RSUs on the next periodic grant date, in August 2008. The RSUs they are expected to receive are expected to be subject to vesting on terms consistent with the prior grants of RSUs to our independent directors.

        We currently do not have any guidelines or policies that require our independent directors to maintain certain levels of ownership of the Company's stock. We expect our compensation committee to consider this issue in the future.

SUMMARY OF BOARD OF DIRECTORS COMMITTEES

        The table below lists all of the committees of the Board of Directors and indicates who serves on those committees as of April 24, 2008 or, in the case of the special committee (acquisition), as of February 18, 2008, the date of that committee's dissolution.

Board of Directors Member	Governance and Nominating		Compensation		Audit		Special (Acquisition)		Special (Investigation)
William P. Brick
Theodore J. Host	X		X	*			X		X
Christopher S. Kiper			X		X				X
Michael S. McGrath	X	*			X		X		X
Tracy L. Noll					X		X	*	X
Michael H. Rauch	X								X
Robert N. Verdecchio			X		X	*	X		X	*

*
Chairman

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
(ITEM 2)

        Pursuant to the audit committee's recommendation, the Board of Directors has appointed Deloitte & Touche LLP, independent registered public accounting firm, to audit the consolidated financial statements of Reddy Ice for the year ending December 31, 2008.

        Although ratification by the stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders. In the event the stockholders fail to ratify the appointment, the audit committee will consider this factor when making any future determination regarding Deloitte & Touche LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

        Passage of the proposal requires the affirmative vote of a majority of the votes cast. The Board of Directors unanimously recommends that you vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2008.

Fees Paid to Deloitte & Touche LLP

        Deloitte & Touche LLP served as Reddy Ice's independent registered public accounting firm for the year ended December 31, 2007. Aggregate fees billed to Reddy Ice by Deloitte & Touche LLP for professional services rendered for fiscal 2007 and 2006 were as follows:

	Fiscal Year Ended December 31,
	2007	2006
Audit Fees	$1,043,560	$1,149,712
Audit-Related Fees	—	37,820
Tax Fees	174,308	185,620
All Other Fees	—	—

Total Fees	$1,217,868	$1,373,152

        Audit Fees.    Consists of fees billed for professional services rendered for the audit of the Company's consolidated financial statements, the review of the interim condensed consolidated financial statements included in quarterly reports, services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation. During the years ended December 31, 2007 and 2006, audit fees related to capital markets transactions were $25,560 and $80,712, respectively.

        Audit-Related Fees.    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under "Audit Fees." These services include employee benefit plan audits, auditing work on proposed transactions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

        Tax Fees.    Consists of tax compliance/preparation and other tax services. Tax compliance/preparation consists of fees billed for professional services related to federal and state tax compliance, assistance with tax audits and appeals, and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. Other tax services consist of fees billed for other miscellaneous tax consulting and planning. During the years ended December 31, 2007 and 2006, tax fees related to capital markets transactions and other special projects were $125,540 and $50,000, respectively.

        Audit Committee Pre-Approval Policies and Procedures.    All auditing services and non-audit services provided to us by our independent auditors must be pre-approved by the audit committee (other than the de minimus exceptions provided by the Exchange Act). All of the Audit, Audit-Related and Tax Fees shown above for 2007 met this standard.

Pre-approval of Audit and Permissible Non-audit Services of Independent Auditors

        The audit committee pre-approves all audit and permissible non-audit services provided by Deloitte & Touche LLP. These services may include audit services, audit-related services, tax services and other services. The audit committee has adopted a policy for the pre-approval of services provided by Deloitte & Touche LLP. Under this policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and includes an anticipated budget. In addition, the audit committee may also pre-approve particular services on a case-by-case basis. The audit committee has delegated pre-approval authority to the Chair of the audit committee. Pursuant to this delegation, the Chair must report any pre-approval decision by him to the audit committee at its first meeting after the pre-approval was obtained.

Other

        In connection with the audits for the period ending December 31, 2007, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused them to refer to such disagreement in connection with their report.

        A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

EXECUTIVE OFFICERS

        The following table sets forth certain information as of April 24, 2008 regarding Reddy Ice's executive officers. Each of these officers has been elected to serve until his successor is duly appointed or elected or until his earlier removal or resignation from office. No arrangement or understanding exists between any of these officers and any other person pursuant to which they were or are to be selected as an officer.

Name	Age	Position
William P. Brick	56	Chairman of the Board of Directors, Chief Executive Officer and President
Steven J. Janusek	36	Executive Vice President, Chief Financial Officer (Principal Accounting and Financial Officer) and Secretary
Ben D. Key	53	Executive Vice President—Sales and Marketing
Thomas L. Dann	59	Senior Vice President—Western Operations
Graham D. Davis	53	Senior Vice President—Central Operations
Joseph A. Geloso	53	Senior Vice President—Eastern Operations
Steven D. Waters	47	Senior Vice President—Mid-Atlantic Operations
Mark A. Steffek	39	Vice President—Finance and Treasurer

        William P. Brick's background information is described in the "Director Nominees" section herein.

        Steven J. Janusek became Chief Financial Officer in October 2000 and Secretary in June 2001. Mr. Janusek is a certified public accountant and served as Treasurer from February 2000 until March 2001 and as Corporate Controller from January 1998 until October 2000. Mr. Janusek joined Southwestern Ice, Inc. in July 1994 and from January 1996 served as the Corporate Controller of Southwestern Ice until its merger with Reddy in April 1997.

        Ben D. Key was appointed Executive Vice President—Sales and Marketing effective May 17, 2007. Mr. Key was previously named Senior Vice President—Sales in April 2001. From April 1998 until April 2001, Mr. Key served as Vice President—Sales. Mr. Key joined Reddy Ice Corporation in June 1997 and served in the same position prior to its acquisition by Reddy. Prior to joining Reddy Ice Corporation, Mr. Key was engaged in government service and political consulting for twenty years.

        Thomas L. Dann became Senior Vice President—Western Operations in January 2002. From March 2001 through December 2001, he was Vice President—Central Operations. Mr. Dann joined Reddy Ice Corporation in 1987 through the acquisition of his company, Lampasas Ice, which he owned and operated from 1971. Mr. Dann has served in various management positions including Plant Manager and Zone Manager.

        Graham D. Davis became Senior Vice President—Central Operations in August 2003. From January 2002 to August 2003, he was Executive Vice President—Central Operations, from April 2001 through December 2001, he was Executive Vice President—Operations and from April 1998 through March 2001, he was Senior Vice President—Western Operations. For the five years prior to the acquisition of Reddy Ice Corporation by Reddy, Mr. Davis was Executive Vice President of Operations of Reddy Ice Corporation.

        Joseph A. Geloso became Senior Vice President—Eastern Operations in January 2002. From April 1998 through December 2001, he was Vice President—Eastern Operations. Mr. Geloso joined Reddy Ice Corporation in 1987 as a plant manager. While at Reddy Ice Corporation and subsequently at Reddy, Mr. Geloso served in various management positions including Plant Manager and Zone Manager.

        Steven D. Waters became Senior Vice President—Mid-Atlantic Operations on April 24, 2008. Mr. Waters joined Reddy Ice Corporation in 1995 as a plant manager trainee. He became a plant manager in 1998, a business unit manager in 2005 and was named Vice-President—Mid-Atlantic Operations in May of 2007.

        Mark A. Steffek became Vice President—Finance and Treasurer in April 2001. Mr. Steffek is a certified public accountant and from September 1991 until he joined Reddy in September 2000 as its Director of Financial Reporting and Assistant Treasurer, he served as an auditor with Deloitte & Touche LLP in various capacities, including senior manager.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

        Our philosophy in establishing compensation policies for our executive officers is to align compensation with our strategic objectives, while concurrently providing competitive compensation that enables us to attract and retain top-quality executive talent. The primary objectives of our compensation policies for executive officers are to:

  •
  Attract and retain executive officers by offering total compensation that is competitive with that offered by similarly situated companies and rewarding outstanding performance;

  •
  Promote and reward the achievement of short-term objectives that our Board of Directors and management believe will lead to long-term growth in stockholder value; and

  •
  Closely align the interests of executive officers with those of our stockholders by making the value of long-term incentive compensation dependent upon financial performance and total stockholder return.

Principal Components of Executive Compensation

        The principal components of our executive compensation program are:

  •
  Base salary;

  •
  Cash annual incentive awards; and

  •
  Long-term, equity-based incentives.

Mix of Compensation Components

        Executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both short-term performance objectives and long-term stockholder value. To this end, a substantial portion of our executive officers' annual and long-term compensation is at-risk. The portion of compensation at-risk increases with the executive's position within the Company. This provides more upside potential and downside risk for more senior positions as these roles have greater influence on the performance of the Company as a whole.

Annual Compensation Programs

        Our executive officers receive two forms of annual cash-based compensation—base salary and annual incentive awards, which together constitute an executive's total annual compensation. Please note that "total annual compensation", as discussed in this Compensation Discussion and Analysis, differs from the "Total Compensation" column of the Summary Compensation Table on page 26, which includes long term incentive compensation and other forms of compensation valued on a basis consistent with financial statement reporting requirements. The levels of base salary and annual incentive awards for our executive officers are established annually under a program intended to maintain parity with the competitive market for executives in comparable positions. Total annual compensation for each position is targeted at the "market value" for that position. To determine market value, the compensation committee considers compensation data compiled by outside consultants based on a comparative peer group, as well as data from nationally-recognized independent executive compensation surveys.

        An initial compensation study was completed in February 2005 in anticipation of the initial public offering of our common stock that was completed in August 2005. A comparative peer group was developed that was intended to be representative of the market in which we compete most directly for executive talent. The peer group included 19 companies within the food products and durable goods industries with similar market caps and profit margins. Additional compensation data from the consultant's own surveys and other published surveys were also considered. Each executive position was reviewed and compared to the survey data based on the position's primary responsibilities and scope. The results of this study were used, in part, to determine executive compensation levels for 2005 and 2006.

        The compensation committee engaged Towers Perrin, a compensation consultant, in December 2006 to conduct a new competitive assessment of compensation for our executives and top management positions. The consultant provided benchmark of data for each position. The survey data used for the study included non-durable goods manufacturing companies and general industry information that covered a wide range of companies across all industries and revenue sizes. The consultant performed a regression analysis of the survey data to recognize differences in company revenue. With the consultant's assistance, a new comparative peer group was developed based on similarities in such measures as revenues, gross profit and dividend policies. The peer group created in connection with this assessment was comprised of the 15 companies listed below:

B&G Foods, Inc.	Hansen Natural Corporation
California Water Services Group	Imperial Sugar Company
Centerplate, Inc.	The Middleby Corporation
Coinstar, Inc.	NuCO2, Inc.
Compass Minerals International, Inc.	Peet's Coffee and Tea, Inc.
Diamond Foods, Inc.	Pioneer Companies, Inc.
Franklin Electric Co., Inc.	Xerium Technologies, Inc.
Green Mountain Coffee Roasters, Inc.

Role of Executive Officers in Compensation Decisions

        The compensation committee makes all compensation decisions for the following officers: Executive Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer and Executive Vice President of Sales and Marketing. In addition, the committee oversees and approves both the annual incentive program and long term incentive program for all of the Company's employees. Decisions regarding base salary of other executive officers are made by the Chief Executive Officer. Prior to May 17, 2007, the base salary of Raymond D. Booth was determined by the Chief Executive Officer; however from his appointment as Chief Operating Officer and Executive Vice President on May 17, 2007 until Mr. Booth's departure from the Company his salary was determined by the compensation committee.

        The Chief Executive Officer or other supervising officer annually reviews the performance of all executive officers. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented first to the Chief Executive Officer (if the Chief Executive Officer is not the immediate supervisor) and after approval to the compensation committee. The compensation committee can exercise its discretion in modifying any recommended adjustments or awards to executives.

Annual Compensation Policies

        Our annual compensation policies further our pay-for-performance philosophy. We set total annual compensation for our executive officers to approximate the market value for comparable positions and intend to have a meaningful percentage at risk. Annual incentive awards are targeted at a level that, when combined with base salaries, are intended to yield total annual compensation that approximates market value. As a result, total annual compensation for a position generally should exceed its market value when our financial performance exceeds our applicable annual targets. Total annual compensation generally should be below market value when our financial performance does not meet targets.

        Base Salary.    Based on the compensation committee's review of the applicable compensation data, as discussed above, base salaries of all executives for 2005, in anticipation of our IPO, were set at levels approximating the market value for comparable positions. On March 25, 2005, Mr. Brick's salary was set at $425,000 and was increased approximately 5.9% on April 7, 2006 to $450,000. In connection with Mr. Brick's appointment to Executive Chairman effective May 17, 2007 and his appointment as Chairman, Chief Executive Officer and President on December 1, 2007, his salary remained at $450,000. His salary for 2008 is unchanged. On March 25, 2005, the salary of Jimmy C. Weaver, who served as our President from August 15, 2003 until May 17, 2007 and our Chief Executive Officer and President from May 17, 2007 until his resignation on December 1, 2007, was set at $300,000 and was increased 5.0% on April 7, 2006 to $315,000. In connection with Mr. Weaver's annual review and appointment to the position of Chief Executive Officer and President, effective May 17, 2007, his salary was increased to $375,000. On March 25, 2005, Mr. Janusek's salary was set at $220,000 and was increased approximately 4.5% on April 7, 2006 to $230,000. In connection with his annual review and the addition of new responsibilities, effective May 17, 2007, his salary increased to $260,000. His salary for 2008 is unchanged. On March 25, 2005, Mr. Booth's salary was set at $160,000. In connection with his annual review and appointment as Chief Operating Officer and Executive Vice President, effective May 17, 2007, his salary was increased to $235,000 until his resignation on January 3, 2008. On March 25, 2005, Mr. Key's salary was set at $180,000 and was increased approximately 5.6% on August 1, 2006 to $190,000. In connection with his annual review and appointment as Executive Vice President of Sales and Marketing, effective May 17, 2007, his salary increased to $210,000. His salary for 2008 is unchanged. On March 25, 2005, Mr. Davis' salary was set at $155,000 and was increased approximately 3.2% on March 24, 2006 to $160,000. Mr. Davis received no salary increase in 2007. On April 4, 2008, Mr. Davis' salary was increased to $166,000. In addition to an annual review, the base salaries of executives are also reviewed at the time of a promotion or other change in responsibilities. Generally, changes to base salary for all employees take effect early in the second quarter of each year, including 2008. The compensation study commissioned in December 2006 was used by the compensation committee in determining the 2008 salaries noted above.

        Annual Incentive Awards.    Annual incentive awards generally are targeted at levels slightly higher than market value for comparable positions, which reflects our view that larger amounts of an executive's annual compensation should be at-risk. In February 2007, the compensation committee approved our annual incentive program for 2007. Historically, including 2007, annual incentive awards have been awarded entirely based on achieving Adjusted EBITDA targets. Adjusted EBITDA is computed on the same basis as required under our senior credit facility. More specifically, EBITDA represents net income (loss) before income taxes, interest, depreciation and amortization expenses. Adjusted EBITDA represents EBITDA as further adjusted to give effect to unusual items, non-cash items and other adjustments, such additional adjustments being required to calculate covenant ratios and compliance under the Company's senior credit facility. For example, costs related to our secondary offering in May 2006 were not included in the computation of Adjusted EBITDA. Although EBITDA and Adjusted EBITDA are not presentations made in accordance with generally accepted accounting principles ("GAAP") and are not measures of financial condition or profitability, we believe they are important measures of the operational strength of our business and a key metric investors use in evaluating the value of the Company. Furthermore, the additional adjustments included in the calculation of Adjusted EBITDA are required to calculate covenant ratios and compliance under our senior credit facility, including our ability to pay dividends.

        During our annual budgeting process, Adjusted EBITDA budgets are established for our corporate cost center and each individual plant location. The consolidated Adjusted EBITDA budget is approved by our full Board of Directors. In conjunction with our annual budgeting process, our compensation committee sets the annual incentive targets for each plant location and the consolidated Company. In establishing the annual Adjusted EBITDA budget, management and the Board of Directors strives to meet published growth objectives that they believe are consistent with the goal of increasing stockholder value. The consolidated annual incentive target is generally set, including in 2007 and 2008, at an amount approximately equal to the midpoint of our initial published guidance range for annual Adjusted EBITDA in any given year. Both the Adjusted EBITDA budget and annual incentive target are adjusted periodically throughout the year for acquisitions, dispositions and unusual items as previously explained. All adjustments are approved by our full Board of Directors.

        Approximately 170 employees, including our executive officers, participate in the annual incentive program. At 100% of target, payments are made based on a percentage of annual salary ranging from 10% to 75%. Generally, the more senior employees and executives are compensated at higher percentages of annual salary. Beginning at 95% of the annual target, our executives earn a prorated portion of the target annual incentive compensation with a full payout at 100% of target. In the event that actual consolidated Adjusted EBITDA for the year exceeds the annual target, an additional pool of incentives is created equal to 40% of the excess. All plant level participants who achieve 100% of their individual target along with all corporate participants, including our executive officers, share in the additional pool pro rata based on their percentage of the base annual incentive. The maximum payout under the plan is 200% of the base annual incentive amount. The compensation committee has the discretion to grant bonuses if not otherwise earned according to plan terms if the facts and circumstances warrant such a grant.

        For 2006, we exceeded our consolidated annual incentive target. Payments made for our base annual incentive plan totaled approximately $3.3 million and the incentive pool payments totaled approximately $2.2 million. Individuals, including our executive officers, were paid 171% of their individual annual incentive target.

        For 2007, we did not meet our consolidated corporate annual incentive target. However, certain of our facilities achieved their annual incentive targets. Payments made for our annual incentive plan totaled approximately $0.6 million for 2007. None of our executive officers received annual incentive payments for 2007. For 2007, the target percentage of annual base salary for Messrs. Brick, Weaver, Janusek, Booth, Key and Davis were 75%, 75%, 50%, 50%, 50% and 50%, respectively.

        For 2008, our compensation committee established the annual incentive plan with the same design and structure as 2007. If we achieve 100% of our annual consolidated Adjusted EBITDA target, the total annual incentive payout will be approximately $3.8 million. The target percentage of annual base salary for Messrs. Brick, Janusek, Key and Davis remain consistent with those in 2007.

Long Term Incentive Compensation

        Our compensation committee believes that long term incentive compensation is an important component of our program because it has the effect of retaining executives, aligning executives' financial interests with the interests of stockholders, and rewarding the achievement of our long-term strategic goals. Vesting of long term incentive awards is based on a mix of Company performance and time, and is targeted at levels that approximate market value for comparable positions, utilizing the same compensation data used for setting total annual compensation.

        In connection with becoming a private company in August 2003, certain members of management, including our executive officers, co-invested with our private equity sponsors in order to mutually align the interests of management and our owners. Also in connection with that transaction, stock options were granted to those same members of management. The terms of the stock options provided for vesting based on a combination of time and performance parameters. Upon completion of the initial public offering of our common stock in August 2005, all performance-based options were immediately vested. All of the performance-based options and the vested time-based options were exercised in conjunction with the closing of the IPO. In addition, for the purpose of retaining executives and aligning executive's financial interest with the interests of our new public stockholders, certain parameters around the remaining unvested time-based options were modified to provide for the cashless conversion of the options to time-based restricted stock with vesting dates in February 2006, January 2007 and July 2007. All of the restricted stock is now fully vested.

        In addition, our compensation committee recommended the creation of a new long term incentive program for our executives for the purpose of retaining executives, aligning executives' financial interests with the interests of our new public stockholders, and rewarding the achievement of our long-term strategic goals as a public company. The Long Term Incentive and Share Award Plan (the "Plan") was approved by our stockholders in August 2005 prior to the IPO with an initial 750,000 shares in the plan. On May 17, 2007, our stockholders approved amendments to the Plan that, among other things, increased the maximum number of shares of common stock available for issuance to 1,250,000.

        Shortly after the completion of the IPO, our compensation committee granted the majority of the original 750,000 shares in the form of restricted stock units ("RSUs") to approximately 130 of our employees, including our executive officers. Due to the dividend policy adopted in connection with our IPO, which is designed to distribute a substantial portion of our free cash flow to our stockholders on a quarterly basis, our compensation committee chose RSUs as the best instrument to properly align our executive's financial interest with the interests of our new public stockholders. This substantial upfront grant was made in lieu of annual grants as the compensation committee and the Board of Directors desired to create a level of certainty regarding the amount of dilution that would be experienced by our new stockholders in the first two to three years after the IPO. Since our IPO, our compensation committee has granted additional RSUs in minor amounts to newly hired and promoted employees, typically either in February and August of each year.

        Fifty percent of the RSU's granted have been time-based and 50% have been performance-based. Our compensation committee believes that a mix of both time- and performance-based long-term incentives is appropriate in order to balance the goals of executive retention and rewarding the achievement of our long-term strategic goals. Generally, the Time-based RSUs vest in four equal annual installments beginning on August 12, 2006 and continuing on August 12 of each of the following three years. The Performance-based RSUs vest in four equal annual installments beginning on August 12, 2006 and continuing on August 12 of each of the following three years, provided the applicable performance condition for the applicable vesting period is met. The performance condition for each vesting period is based on our earned distributable cash per share for each vesting period. Earned distributable cash is defined as the excess of Adjusted EBITDA minus an amount equal to the sum of our net capital expenditures and cash interest payments, all of which are calculated on a pro forma basis to give effect to acquisitions, dispositions and other unusual items. Our compensation committee believes that earned distributable cash per share is a very important measure in determining the success of our strategic objectives as our ability to pay dividends is a key measure to our investors.

        Each vesting period begins on July 1 and ends on June 30 of the subsequent year. If in any performance period the performance condition for a subsequent performance period is achieved, Performance-based RSUs are entitled to dividend equivalent rights payments in the subsequent performance period equal to the dividends which would be payable on the shares of common stock represented by the RSUs subject to vesting in that period.

        Based on our financial results for the vesting period ended June 30, 2006, the performance condition for the Performance-based RSUs eligible for vesting on August 12, 2006 was met as our actual earned distributable cash per share for the period was approximately $2.77 and the target for the period was approximately $2.38. As a result of the performance targets for the remaining three vesting periods also being met as of June 30, 2006, the holders of unvested Performance-based RSUs were entitled to dividend equivalent payments for the period from July 1, 2006 to June 30, 2007.

        Based on our financial results for the vesting period ended June 30, 2007, the performance condition for the Performance-based RSUs eligible for vesting on August 12, 2007 was met as our actual earned distributable cash per share for the period was approximately $2.47 and the target for the period was approximately $2.43. However, the performance targets for the remaining two vesting periods were not met as of June 30, 2007. As a result, the holders of unvested Performance-based RSUs are not entitled to dividend equivalent payments for the period from July 1, 2007 to June 30, 2008.

        On July 23, 2007, the compensation committee of our Board of Directors approved an amendment to the vesting provisions of certain of the RSUs held by those of our employees and directors who were considered "Designated Insiders" for purposes of our insider trading policy. The amendment provided that, subject to the consent of the applicable employee or director, such individual's RSUs which had been scheduled to vest on August 12, 2007 would not vest until the earliest of (i) the closing of the contemplated merger with affiliates of GSO Capital Partners, (ii) the second business day following public announcement of the termination of the merger agreement and (iii) December 31, 2007. In addition, the compensation committee approved the grant of dividend equivalents with respect to any RSUs for which the applicable individual elected to defer vesting. All of the Designated Insiders who were employees provided consents to the amendment. The vesting date was subsequently amended by the compensation committee to occur on December 17, 2007.

        As of April 24, 2008, there were approximately 526,750 shares of common stock available for issuance under the Plan. It is the expectation of the compensation committee that any issuances under the long term incentive program in the near term would primarily be to new employees and for those employees who have been promoted.

        As of July 1, 2007, the vesting of our executives officers' restricted stock awarded while we were a private company and prior to our initial public offering was complete. In addition, 50% of our executive officers' RSUs have vested with less than sixteen months remaining for the rest. As a result of the contemplated acquisition by GSO Capital Partners, we were prevented from making additional grants of RSUs to our executives prior to the termination of the merger agreement. It is now the intention of our compensation committee to review the design and structure of our long term incentive program and overall employment arrangements later this year and to make the appropriate changes to these and other compensation programs. For example, the compensation committee may decide to issue new annual RSU grants in the future to maximize the Company's ability to retain executives.

Perquisites and Other Benefits

        In addition to the annual and long-term compensation described above, our executive officers also receive certain perquisites and other benefits. Such perquisites include Company matching contributions under our 401(k) plan, life insurance benefits and spousal travel.

        All participants in our 401(k) plan are eligible to receive matching Company contributions equal to 50% of employee contributions, up to a maximum amount equal to the lesser of 4% of annual salary and $4,500.

        The Company provides term life insurance to all salaried employees in an amount equal to two times base salary, with a limit of $400,000. Internal Revenue Service regulations limit the amount of life insurance that an employer can provide to employees tax free. The coverage provided to many of our employees, including the executive officers, for 2007 exceeded such limits. Therefore, compensation expense has been calculated and attributed to each executive officer in accordance with IRS requirements. We also have an agreement with Mr. Brick whereby we have agreed to pay him $7,500 per year as reimbursement for life insurance that he personally purchases.

        We generally have two national meetings per year for certain members of management, including our executive officers. Spouses are invited to attend one of these meetings and their travel expenses are paid by the Company.

        We also provide other benefits, such as medical, dental and basic life insurance and disability coverage to most of our employees, including our executive officers. We also provide customary amounts of vacation time and paid holidays to all employees, including our executive officers.

Deferred Compensation and Defined Benefit Plans

        We do not offer any deferred compensation, defined beneft plans or pensions to any of our employees.

Change In Control and Severance Agreements

        We do not have any agreements in place with the executive officers that provide compensation for a change in control of the Company. Each of our executive officers, other than Mr. Waters, has an employment agreement that provides for severance payments in the event the executive officer's employment is terminated under certain conditions. We believe that these agreements serve to maintain the focus of our executive officers and insure that their attention, efforts and commitment are aligned with maximizing the success of the Company and stockholder value by minimizing distractions involving executive management that arise when strategic transactions involving a change in control and other signficant changes to the Company are considered. For additional information concerning these serverance provisions, see "Employment Agreements" below.

Regulatory Considerations

        The tax and accounting consequences of utilizing various forms of compensation are considered when adopting new or modifying existing compensation. Under Section 162(m) of the Internal Revenue Code, publicly held corporations may not take a tax deduction for compensation in excess of $1 million paid to any of the executive officers named in the Summary Compensation Table during any fiscal year. There are exceptions to the $1 million limitation for performance-based compensation meeting certain requirements and for certain compensation paid pursuant to plans or agreements in existence prior to the Company's initial public offering. To maintain flexibility in compensating executives in a manner designed to promote varying corporate goals, the compensation committee has not adopted a policy requiring all compensation to be deductible under 162(m). However, the compensation committee considers deductibility under Section 162(m) with respect to compensation arrangements for executives. We believe our current annual and long term incentive compensation for executives is not subject to any material deductibility limitations under Section 162(m).

Stock Ownership Guidelines

        We currently do not have any guidelines or policies that require our executive officers to maintain certain levels of ownership of the Company's stock. We expect our compensation committee to consider this issue in the future.

Securities Trading Policy

        We have a written insider trading policy that governs the trading of our stock by our executive officers and certain other employees. This policy is designed to ensure compliance with all insider trading rules. It also prohibits "short sales" (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) and "short sales against the box" (selling owned, but not delivered securities). It also prohibits trading derivative securities such as "put" and "call" options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) related to our stock.

COMPENSATION COMMITTEE REPORT

        The following report is not deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A, other than as provided below, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically requests that such information be incorporated by reference or treated as soliciting material.

        The compensation committee has reviewed and discussed the Compensation Disclosure and Analysis ("CD&A") with management and, based on such review and discussion, recommended to the Board of Directors the inclusion of the CD&A in the Company's Proxy Statement.

  Compensation Committee of the Board of Directors

    Theodore J. Host
    Tracy L. Noll
    Robert N. Verdecchio

        Dated as of April 16, 2008.

SUMMARY COMPENSATION TABLE

        The following table sets forth certain compensation information for each individual who served as our Chief Executive Officer or Chief Financial Officer during the year ended December 31, 2007 and three additional highly compensated executive officers (the "Named Executive Officers") for the two years ended December 31, 2007:

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)		Stock Awards ($) (e)		Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)		Total ($) (j)
William P. Brick, President and Chief Executive Officer	2007 2006	$444,709 442,308		$	— 577,480	$627,824 813,510	(1) (1)	— —	— —	— —	$117,948 218,663	(4) (4)	$1,190,481 2,051,961
Jimmy C Weaver, Former President and Chief Executive Officer	2007 2006	675,423 310,385	(2)		— 350,338	571,751 628,101	(1)(3) (1)	— —	— —	— —	89,412 206,890	(4) (4)	1,336,586 1,495,714
Steven J. Janusek, Executive Vice President, Chief Financial Officer & Secretary	2007 2006	244,874 226,924			— 196,771	260,277 343,699	(1) (1)	— —	— —	— —	48,844 95,445	(4) (4)	553,995 862,839
Raymond D. Booth, Executive Vice President and Chief Operating Officer	2007 2006	199,604 159,990			— 136,884	148,792 209,156	(1) (1)	— —	— —	— —	35,175 56,753	(4) (4)	383,571 562,783
Ben D. Key, Executive Vice President—Sales and Marketing	2007 2006	199,104 183,769			— 162,550	134,284 180,140	(1) (1)	— —	— —	— —	28,969 64,839	(4) (4)	362,357 591,298
Graham D. Davis, Senior Vice President—Central Operations	2007 2006	156,884 157,853			— 136,886	148,792 209,156	(1) (1)	— —	— —	— —	33,089 89,393	(4) (4)	338,765 593,288

(1)
Represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 or 2006 fiscal year, as applicable, for the fair value of outstanding restricted shares and RSUs, in accordance with SFAS 123R. For additional information regarding the valuation and accounting for equity instruments, refer to note 12 to the Company's financial statements in the Form 10-K for the year ended December 31, 2007 and note 11 to the Company's financial statements in the Form 10-K for the year ended December 31, 2006, in each case as filed with the SEC. These amounts reflect the Company's accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(2)
Includes $343,750 of cash severance payments made in connection with Mr. Weaver's resignation from the Company, effective December 1, 2007.

(3)
Includes the accelerated vesting of 10,000 Time-vested RSU's made in connection with Mr. Weaver's resignation from the Company, effective December 1, 2007.

(4)
Represents amounts (i) paid to the employee in connection with the dividend equivalent rights associated with unvested performance-based restricted stock units and dividends paid to the employee on unvested shares of restricted stock, (ii) with respect to 2006, the reimbursement of sales commissions incurred by the employee in connection with the sale of common stock in the Company's secondary offering in May 2006 (the Company was reimbursed for such amounts by the underwriters of the secondary offering), (iii) contributions made to the Company's 401(k) plan by the Company, (iv) the cost of travel and lodging expenses paid by the Company for the benefit of the employee's spouse and (v) the cost of life insurance benefits paid the Company; for Mr. Brick, such amount also includes $7,500 of reimbursements for a life insurance policy. The amounts by employee and category are as follows:

Name	Year	Dividend and Dividend Equivalent Payments	Commission Reimbursement		401(k) Contributions	Spousal Travel	Life Insurance	Total
William P. Brick	2007 2006	$103,743 115,965	$	— 88,809	$4,500 3,256	$399 1,327	$9,306 9,306	$117,948 218,663
Jimmy C. Weaver	2007 2006	83,557 116,219		— 84,776	4,500 3,592	389 1,337	966 966	89,412 206,890
Steven J. Janusek	2007 2006	43,966 53,057		— 36,947	4,500 3,808	— 1,297	378 336	48,844 95,445
Raymond D. Booth	2007 2006	28,923 45,287		— 9,321	4,065 —	381 1,179	1,806 966	35,175 56,753
Ben D. Key	2007 2006	23,524 30,696		— 28,824	4,031 3,191	448 1,162	966 966	28,969 64,839
Graham D. Davis	2007 2006	28,923 45,287		— 35,468	3,200 6,346	— 1,326	966 966	33,089 89,393

PLAN-BASED AWARDS

        No grants of awards were made to our Named Executive Officers under any plan during or with respect to 2007.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE

Employment Agreements

        On August 14, 2003, we entered into executive employment agreements (each, an "employment agreement") with each of our executive officers, including William P. Brick, our Chairman, Chief Executive Officer and President, Jimmy C. Weaver, our former President and Chief Executive Officer, Steven J. Janusek, our Executive Vice President, Chief Financial Officer and Secretary, Raymond D. Booth, our former Chief Operating Officer and Executive Vice President, Ben D. Key, our Executive Vice President—Sales and Marketing and Graham D. Davis, our Senior Vice President—Central Operations. The employment agreements for each of Messrs. Brick, Janusek, Key and Davis are of indefinite duration. Mr. Weaver and Mr. Booth have each resigned from the Company.

        Under the terms of each employment agreement, in addition to his annual salary, each executive officer is entitled to participate in incentive compensation plans on the same basis as other comparable level employees. Each executive officer is also entitled to participate in various benefit plans.

        Each of these employment agreements provides for a minimum base salary. In addition, each agreement provides that the executive is entitled to receive an annual bonus upon achieving certain performance and operating targets. The employment agreements with Messrs. Brick, Janusek, Key and Davis provide for minimum base salaries of $360,000, $180,000, $150,000 and $150,000, respectively. The employment agreements with Mr. Weaver and Mr. Booth provided for minimum base salaries of $275,000 and $140,000, respectively. On March 26, 2004, the compensation committee approved an increase in Mr. Brick's annual salary to $400,000 per year, effective as of that date. On March 24, 2005 and February 26, 2006, the compensation committee approved revised compensatory arrangements with respect to certain of our executive officers and our Chief Executive Officer approved revised compensatory arrangements with respect to certain additional executive officers. Pursuant to the revised compensatory arrangements, certain of our officers received an increase in their base salaries effective March 25, 2005 and April 7, 2006. Each executive officer's base salary was increased in accordance with the terms of such executive officer's employment agreement.

        On April 10, 2007, the compensation committee approved revised compensatory arrangements with respect to certain of our executive officers. Pursuant to the revised compensatory arrangements, certain of our officers received an increase in their base salaries effective May 17, 2007. Each executive officer's base salary was increased in accordance with the terms of such executive officer's employment agreement. Effective May 17, 2007, the annual base salaries for our Chief Executive Officer and Named Executive Officers were $450,000 for Mr. Brick, $375,000 for Mr. Weaver, $260,000 for Mr. Janusek, $235,000 for Mr. Booth, $210,000 for Mr. Key and $160,000 for Mr. Davis. Effective April 4, 2008 Mr. Davis received an increase in annual salary to $166,000.

        Each of these employment agreements provides for severance payments in the event the executive officer's employment is terminated under certain conditions. The employment agreements do not provide for payments upon a change in control of the Company or increased severance payments if terminations are in connection with or following a change in control of the Company. In addition, we do not have any separate agreements in place with the executive officers that provide compensation in the event of a change in control of the Company. For additional information concerning the severance provisions of these employment agreements, see "Potential Payments Upon Termination and Change of Control" below.

2005 Long Term Incentive and Share Award Plan

        General.    The 2005 Long Term Incentive and Share Award Plan, as amended (the "Plan"), is intended to provide incentives to attract, retain and motivate employees, consultants and directors and to provide for competitive compensation opportunities, to encourage long term service, to recognize individual contributions and reward achievement of performance goals, and to promote the creation of long-term value for stockholders by aligning the interests of such persons with those of stockholders. The Plan provides for the grant to eligible employees, consultants and directors of stock options, share appreciation rights ("SARs"), restricted shares, restricted share units, performance shares, performance units, dividend equivalents, and other share-based awards (the "Awards"). An aggregate of 1,250,000 shares of common stock have been reserved for issuance under the Plan. In addition, during a calendar year (i) the maximum number of shares with respect to which options and SARs may be granted to a participant under the Plan will be 500,000 shares, and (ii) the maximum number of shares which may be granted to a participant under the Plan with respect to Awards intended to qualify as performance-based compensation under the Internal Revenue Code of 1986, as amended (the "Code") (other than options and SARs) will be 500,000 shares. These share amounts are subject to anti-dilution adjustments in the event of certain changes in the Company's capital structure, as described below. Shares issued pursuant to the Plan will be either authorized but unissued shares or treasury shares.

        Eligibility and Administration.    Officers and other employees of, and consultants to, the Company and its subsidiaries and affiliates and directors of the Company are eligible to be granted Awards under the Plan. The Plan is administered by the compensation committee or such other Board of Directors committee (or the entire Board of Directors) as may be designated by the Board of Directors (the "Committee"). Unless otherwise determined by the Board of Directors, the Committee will consist of two or more members of the Board of Directors who are nonemployee directors within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act") and "outside directors" within the meaning of Section 162(m) of the Code. The Committee will determine which eligible employees, consultants and directors receive Awards, the types of Awards to be received and the terms and conditions thereof. The Committee has authority to waive conditions relating to an Award or accelerate vesting of Awards. Approximately 150 persons are currently eligible to participate in the Plan.

        Awards.    Incentive stock options ("ISOs") intended to qualify for special tax treatment in accordance with the Code and nonqualified stock options not intended to qualify for special tax treatment under the Code may be granted for such number of shares of common stock as the Committee determines. The Committee is authorized to set the terms relating to an option, including exercise price and the time and method of exercise. However, the exercise price of options will not be less than the fair market value of the shares on the date of grant, and the term will not be longer than ten years from the date of grant of the options.

        A SAR will entitle the holder thereof to receive with respect to each share subject thereto, an amount equal to the excess of the fair market value of one share of common stock on the date of exercise over the exercise price of the SAR set by the Committee as of the date of grant. However, the exercise price of the SARs will not be less than the fair market value of the shares on the date of grant, and the term will not be longer than ten years from the date of grant of the SARs. Payment with respect to SARs may be made in cash or shares of common stock as determined by the Committee.

        Awards of restricted shares will be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose. Such restrictions will lapse under circumstances as the Committee may determine, including based upon a specified period of continued employment or upon the achievement of performance criteria referred to below. Except as otherwise determined by the Committee, eligible employees granted restricted shares will have all of the rights of a stockholder, including the right to vote restricted shares and receive dividends thereon, and unvested restricted shares will be forfeited upon termination of employment during the applicable restriction period.

        A restricted share unit will entitle the holder thereof to receive shares of common stock or cash at the end of a specified deferral period. Restricted share units will also be subject to such restrictions as the Committee may impose. Such restrictions will lapse under circumstances as the Committee may determine, including based upon a specified period of continued employment or upon the achievement of performance criteria referred to below. Except as otherwise determined by the Committee, restricted share units subject to restriction will be forfeited upon termination of employment during any applicable restriction period.

        Performance shares and performance units will provide for future issuance of shares or payment of cash, respectively, to the recipient upon the attainment of corporate performance goals established by the Committee over specified performance periods. Except as otherwise determined by the Committee, performance shares and performance units will be forfeited upon termination of employment during any applicable performance period. Performance objectives may vary from person to person and will be based upon such performance criteria as the Committee may deem appropriate. The Committee may revise performance objectives if significant events occur during the performance period which the Committee expects to have a substantial effect on such objectives.

        The Committee may also grant dividend equivalent rights and it is authorized, subject to limitations under applicable law, to grant such other Awards that may be denominated in, valued in, or otherwise based on, shares of common stock, as deemed by the Committee to be consistent with the purposes of the Plan.

        If the Committee determines that an Award of restricted shares, restricted share units, performance shares, performance units or other share-based awards should qualify under the performance-based compensation exception to the $1 million cap on deductibility under Section 162(m) of the Code, the grant, vesting, exercise and/or settlement of such awards shall be contingent upon achievement of preestablished performance goals based on one or more of the following business criteria for the Company and/or for specified subsidiaries or affiliates or other business units or lines of business of the Company: (1) earnings per share (basic or fully diluted); (2) revenues; (3) earnings, before or after taxes, from operations (generally or specified operations), or before or after interest expense, depreciation, amortization, incentives, or extraordinary or special items; (4) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (5) return on net assets, return on assets, return on investment, return on capital, return on equity; (6) economic value added; (7) operating margin or operating expense; (8) net income; (9) share price or total stockholder return; (10) earnings before income taxes, interest, depreciation and amortization expenses as further adjusted to give effect to unusual items, non-cash items and other adjustments, (11) earned distributable cash per share and (12) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The maximum amount payable upon settlement of a cash-settled performance unit or other cash-settled award granted for a calendar year to any participant that is intended to satisfy the requirements for the performance-based compensation exception under Section 162(m) shall not exceed $2 million.

        Nontransferability.    Unless otherwise set forth by the Committee in an award agreement, Awards (except for vested shares) will generally not be transferable by the participant other than by will or the laws of descent and distribution and will be exercisable during the lifetime of the participant only by such participant or his or her guardian or legal representative.

        Change of Control.    In the event of a change of control (as defined below), all Awards granted under the Plan then outstanding but not then exercisable (or subject to restrictions) shall become immediately exercisable, all restrictions shall lapse, and any performance criteria shall be deemed satisfied, unless otherwise provided in the applicable Award agreement.

        For purposes of the Plan, "Change of Control" means:

        (i)    the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Person"), of beneficial ownership (within the meaning of Rule 13d 3 promulgated under the Exchange Act) of 30% or more of either (1) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company (other than by exercise of a conversion privilege); (ii) any acquisition by the Company or any of its Subsidiaries; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries; (iv) any acquisition by any Person who owns 10% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities on the Effective Date; or (v) any acquisition by any corporation with respect to which, following such acquisition, more than 70% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

        (ii)   during any period of two consecutive years, individuals who, as of the beginning of such period, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the beginning of such period whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act);

        (iii)  consummation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation;

        (iv)  consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which following such sale or other disposition, more than 70% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition; or

        (v)   approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

        Capital Structure Changes.    If the Committee determines that any dividend in shares, recapitalization, share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, or other similar corporate transaction or event affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of eligible participants under the Plan, then the Committee shall make such equitable changes or adjustments as it deems appropriate, including adjustments to (i) the number and kind of shares which may thereafter be issued under the Plan, (ii) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards, and (iii) the exercise price, grant price or purchase price relating to any Award.

        Amendment and Termination.    The Plan may be amended, suspended or terminated by the Board of Directors at any time, in whole or in part. However, any amendment for which stockholder approval is required under the rules of any stock exchange or automated quotation system on which the common stock may then be listed or quoted will not be effective until such stockholder approval has been obtained. In addition, no amendment, suspension, or termination of the Plan may materially and adversely affect the rights of a participant under any Award theretofore granted to him or her without the consent of the affected participant. The Committee may waive any conditions or rights, amend any terms, or amend, suspend or terminate, any Award granted, provided that, without participant consent, such amendment, suspension or termination may not materially and adversely affect the rights of such participant under any Award previously granted to him or her.

        Effective Date and Term.    The Plan became effective as of August 8, 2005 and was amended as of May 17, 2007. Unless earlier terminated, the Plan will expire on August 8, 2015 and no further awards may be granted thereunder after such date.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2007

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock Held That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)(2)
William P. Brick Restricted stock units	—	—	—	—	—	—	—	60,000	(1)	$1,518,600
Jimmy C. Weaver Restricted stock units	—	—	—	—	—	—	—	30,000	(3)	759,300
Steven J. Janusek Restricted stock units	—	—	—	—	—	—	—	24,000	(1)	607,440
Raymond D. Booth Restricted stock units	—	—	—	—	—	—	—	12,000	(4)	303,720
Ben D. Key Restricted stock units	—	—	—	—	—	—	—	12,000	(1)	303,720
Graham D Davis Restricted stock units	—	—	—	—	—	—	—	12,000	(1)	303,720

(1)
Represents unvested Time-based and Performance-based RSUs. The Time-based RSUs vest in equal annual installments on August 12, 2008 and 2009 provided the Named Executive Officer remains an employee of the Company through the vesting date. The Performance-based RSUs vest in equal annual installments on August 12, 2008 and 2009 provided the Named Executive Officer remains an employee of the Company through the vesting date and the applicable performance condition for the applicable vesting date is met.

(2)
Represents the market value of the unvested RSUs based on the closing market price of the Company's stock of $25.31 on December 31, 2007.

(3)
20,000 of these RSUs were forfeited upon the termination of the contemplated merger transaction with affiliates of GSO Capital Partners on January 31, 2008.

(4)
Forfeited upon Mr. Booth's resignation on January 3, 2008.

OPTION EXERCISES AND SHARE VESTED TABLE

        The following table sets forth the number of common shares acquired upon exercise of options by each Named Executive Officer during 2007 and the number of restricted common shares and restricted stock units held by each Named Executive Officer that vested during 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting ($)
William P. Brick Restricted shares Restricted stock units	— —	— —	53,827 30,000	$1,420,673 720,300
Jimmy C. Weaver Restricted shares Restricted stock units	— —	— —	57,263 30,000	1,511,359 779,400
Steven J. Janusek Restricted shares Restricted stock units	— —	— —	25,196 12,000	665,007 288,120
Raymond D. Booth Restricted shares Restricted stock units	— —	— —	22,905 6,000	604,539 144,060
Ben D. Key Restricted shares Restricted stock units	— —	— —	14,888 6,000	392,942 144,060
Graham D. Davis Restricted shares Restricted stock units	— —	— —	22,905 6,000	604,539 144,060

PENSION BENEFITS

        None of our Named Executive Officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

NONQUALIFIED DEFERRED COMPENSATION

        None of our Named Executive Officers are covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

POTENTIAL PAYMENTS UPON TERMINATION AND CHANGE OF CONTROL

        We do not have any agreements in place with the executive officers that provide compensation in the event of a change in control of the Company. However, each of the employment agreements described above under "Employment Agreements" provides for severance payments under certain circumstances.

        Mr. Brick's employment agreement provides that if his employment is terminated due to disability, by the Company without "cause," or by the executive for "good reason," he will receive a severance amount equal to 150% of his annual base salary payable either in a lump sum or on an ordinary payroll basis over a period of 18 months at our discretion. He is also entitled to the continuation of healthcare benefits from the date of termination to age 65, provided that he pays the premiums for such benefits at the rates assessed for employees and is not eligible to participate in another employer's healthcare benefit program. These severance payments are contingent on the executive's compliance with certain non-compete, non-solicitation and non-hire post-employment covenants. If Mr. Brick's employment is terminated as a result of death, by the Company for "cause," or by the executive without "good reason," he will receive only previously earned, accrued and unpaid base salary and benefits from the Company and its employee benefit plans. In addition, solely in the case of termination of employment upon the death of the executive, his estate shall also be entitled to receive the pro-rated amount (to the date of death) of the bonus amount the executive would have received during such year, based on actual performance.

Event and Executive	Base Salary and Healthcare Benefits(1)(2)	Vesting in Equity Awards(3)(4)
William P. Brick
Termination due to disability, by the Company without cause, or by the executive for good reason	$777,667	$379,650
Termination as a result of death, by the Company for cause, or by the executive without good reason(5)	—	—
Change of Control(6)	—	1,518,600

    (1)
    Estimated value, assuming the executive's employment agreement terminated under each of the circumstances described above on December 31, 2007.

    (2)
    Represents continued healthcare benefits coverage until age 65, less the premiums for such benefits paid by Mr. Brick.

    (3)
    The applicable RSU award agreement provides that upon a change in control, both Time-vested and Performance-based RSUs will immediately vest in full, and shares subject to the RSUs will be transferred to the executive. The award agreement also provides that in the event severance benefits are payable under the executive's employment agreement as a result of termination by the Company without cause or by the executive for good reason, the executive's Time-vested RSUs will vest and shares subject to such Time-vested RSUs will be transferred to the executive at the time of such termination, to the extent such Time-vested RSUs would have vested if the executive's employment had continued through the end of the severance period provided for in his employment agreement.

    (4)
    See Outstanding Equity Awards table for number of unvested RSUs outstanding.

    (5)
    The bonus amount that would be payable in the event of termination of employment upon the death of the executive is not determinable at this time.

    (6)
    For all applicable awards, Change in Control has the meaning set forth in the Plan, as described above under "Narrative Disclosure to Summary Compensation Table—2005 Long Term Incentive and Share Award Plan—Change of Control."

      One-half of the unvested RSUs underlying this amount as of December 31, 2007 are expected to vest on August 12, 2008, assuming the related performance condition is met. The value attributable to RSUs vesting though August 12, 2008 is $759,300, based on the closing market price of the Company's stock of $25.31 on December 31, 2007.

        Mr. Weaver's employment was terminated on December 1, 2007 pursuant to the terms of a letter agreement with us (the "Agreement"). Pursuant to the Agreement, among other terms and conditions, Mr. Weaver executed a release with respect to any claims or causes of action relating to Mr. Weaver's employment by us, to the termination of his employment or to the employment agreement dated as of August 14, 2003 (the "Employment Agreement") under which Mr. Weaver was employed. Except as modified by the Agreement, the provisions of the Employment Agreement remain in force, including Mr. Weaver's non-competition and non-solicitation agreements. In consideration for the release, and in consideration of Mr. Weaver's prior service to us, we agreed to pay Mr. Weaver a total sum of $343,750, less required payroll tax withholdings and authorized deductions, representing eleven months of his annual base salary, all of which was paid prior to December 31, 2007. We also agreed to use commercially reasonable efforts to continue health insurance coverage for Mr. Weaver and his eligible dependents for up to four years from the date of termination, provided that Mr. Weaver continues to pay premiums at the rate assessed to employees, and subject to termination if Mr. Weaver becomes eligible to participate in another employer's plan. With respect to Mr. Weaver's 60,000 outstanding unvested RSUs, the Agreement provided that (i) 30,000 of the RSUs, corresponding to the 20,000 RSUs which could have vested on August 12, 2007, but were deferred pursuant to a waiver agreement dated as of August 9, 2007 as well as the 10,000 Time-vested RSUs which could have vested on August 12, 2008, would vest, (ii) 10,000 of such RSUs, corresponding to the Performance-vested RSUs which could have vested on August 12, 2008, would vest on the earlier of (x) the consummation of the merger pursuant to the merger agreement with affiliates of GSO Capital Partners LP or (y) the applicable performance vesting condition being met as of June 30, 2008 and (iii) the remaining 20,000 of such RSUs, corresponding to the Time-vested and Performance-vested RSUs which could have vested on August 12, 2009, would only vest on the consummation of the merger pursuant to the merger agreement. If the vesting conditions relating to any of these RSUs are not met, as a result of the termination of the merger agreement or the performance condition not being met, such RSUs would be cancelled and forfeited. As a result of the termination of the merger agreement on January 31, 2008, 20,000 of Mr. Weaver's unvested RSUs were cancelled and forfeited.

        Mr. Janusek's employment agreement provides that if his employment is terminated due to disability, by the Company without "cause," or by the executive for "good reason," he will receive a severance amount equal to 100% of his annual base salary payable either in a lump sum or on an ordinary payroll basis over a period of 12 months at our discretion. If the Company chooses to pay such severance over time, he is also entitled to the continuation of healthcare benefits during this period, provided that he pays the premiums for such benefits at the rates assessed for employees and is not eligible to participate in another employer's healthcare benefit program. These severance payments are contingent on the executive's compliance with certain non-compete, non-solicitation and non-hire post-employment covenants. If Mr. Janusek's employment is terminated as a result of death, by the Company for "cause," or by the executive without "good reason," he will receive only previously earned, accrued and unpaid base salary and benefits from the Company and its employee benefit plans. In addition, solely in the case of termination of employment upon the death of the executive, his estate shall also be entitled to receive the pro-rated amount (to the date of death) of the bonus amount the executive would have received during such year, based on actual performance.

Event and Executive	Base Salary and Healthcare Benefits(1)(2)	Vesting in Equity Awards(3)(4)
Steven J. Janusek
Termination due to disability, by the Company without cause, or by the executive for good reason	$271,000	$151,860
Termination as a result of death, by the Company for cause, or by the executive without good reason(5)	—	—
Change of Control(6)	—	607,440

    (1)
    Estimated value, assuming the executive's employment agreement terminated under each of the circumstances described above on December 31, 2007.

    (2)
    Represents continued healthcare benefits coverage for 12 months following termination, less the premiums for such benefits paid by Mr. Janusek, assuming that the Company elects to pay severance benefits over such time period.

    (3)
    The applicable RSU award agreement provides that upon a change in control, both Time-vested and Performance-based RSUs will immediately vest in full, and shares subject to the RSUs will be transferred to the executive. The award agreement also provides that in the event severance benefits are payable under the executive's employment agreement as a result of termination by the Company without cause or by the executive for good reason, the executive's Time-vested RSUs will vest and shares subject to such Time-vested RSUs will be transferred to the executive at the time of such termination, to the extent such Time-vested RSUs would have vested if the executive's employment had continued through the end of the severance period provided for in his employment agreement.

    (4)
    See Outstanding Equity Awards table for number of unvested RSUs outstanding.

    (5)
    The bonus amount that would be payable in the event of termination of employment upon the death of the executive is not determinable at this time.

    (6)
    For all applicable awards, Change in Control has the meaning set forth in the Plan, as described above under "Narrative Disclosure to Summary Compensation Table—2005 Long Term Incentive and Share Award Plan—Change of Control."

      One-half of the unvested RSUs underlying this amount as of December 31, 2007 are expected to vest on August 12, 2008, assuming the related performance condition is met. The value attributable to RSUs vesting though August 12, 2008 is $303,720, based on the closing market price of the Company's stock of $25.31 on December 31, 2007.

        Mr. Booth's employment agreement provided that if his employment was terminated due to disability; or by the Company without "cause," he would receive a severance amount equal to 100% of his annual base salary payable either in a lump sum or on an ordinary payroll basis over a period of 12 months at our discretion. If the Company chose to pay such severance over time, he was also entitled to the continuation of healthcare benefits during this period, provided that he paid the premiums for such benefits at the rates assessed for employees and was not eligible to participate in another employer's healthcare benefit program. These severance payments were contingent on the executive's compliance with certain non-compete, non-solicitation and non-hire post-employment covenants. If Mr. Booth's employment was terminated as a result of death, by the Company for "cause," or by the executive without "good reason," he would have received only previously earned, accrued and unpaid base salary and benefits from the Company and its employee benefit plans. In addition, solely in the case of termination of employment upon the death of the executive, his estate would also have been entitled to receive the pro-rated amount (to the date of death) of the bonus amount the executive would have received during such year, based on actual performance. Mr. Booth resigned from the Company effective January 3, 2008 and was not entitled to any severance payments or benefits in connection with his resignation.

Event and Executive	Base Salary and Healthcare Benefits(1)(2)	Vesting in Equity Awards(3)(4)
Raymond D. Booth*
Termination due to disability, by the Company without cause, or by the executive for good reason	246,000	75,930
Termination as a result of death, by the Company for cause, or by the executive without good reason(5)	—	—
Change of Control(6)	—	303,720

    (1)
    Estimated value, assuming the executive's employment agreement terminated under each of the circumstances described above on December 31, 2007.

    (2)
    Represents continued healthcare benefits coverage for 12 months following termination, less the premiums for such benefits paid by Mr. Booth, assuming that the Company elects to pay severance benefits over such time period.

    (3)
    The applicable RSU award agreement provides that upon a change in control, both Time-vested and Performance-based RSUs will immediately vest in full, and shares subject to the RSUs will be transferred to the executive. The award agreement also provides that in the event severance benefits are payable under the executive's employment agreement as a result of termination by the Company without cause or by the executive for good reason, the executive's Time-vested RSUs will vest and shares subject to such Time-vested RSUs will be transferred to the executive at the time of such termination, to the extent such Time-vested RSUs would have vested if the executive's employment had continued through the end of the severance period provided for in his employment agreement.

    (4)
    See Outstanding Equity Awards table for number of unvested RSUs outstanding as of December 31, 2007.

    (5)
    The bonus amount that would have been payable in the event of termination of employment upon the death of the executive is not determinable at this time.

    (6)
    For all applicable awards, Change in Control has the meaning set forth in the Plan, as described above under "Narrative Disclosure to Summary Compensation Table—2005 Long Term Incentive and Share Award Plan—Change of Control."

    *
    This table and the footnotes do not give effect to the impact of Mr. Booth's resignation, effective January 3, 2008.

      One-half of the unvested RSUs underlying this amount as of December 31, 2007 were expected to vest on August 12, 2008, assuming the related performance condition had been met. The value attributable to RSUs vesting though August 12, 2008 was $151,860, based on the closing market price of the Company's stock of $25.31 on December 31, 2007.

        Mr. Key's employment agreement provides that if his employment is terminated due to disability, by the Company without "cause," or by the executive for "good reason," he will receive a severance amount equal to 100% of his annual base salary payable either in a lump sum or on an ordinary payroll basis over a period of 12 months at our discretion. If the Company chooses to pay such severance over time, he is also entitled to the continuation of healthcare benefits during this period, provided that he pays the premiums for such benefits at the rates assessed for employees and is not eligible to participate in another employer's healthcare benefit program. These severance payments are contingent on the executive's compliance with certain non-compete, non-solicitation and non-hire post-employment covenants. If Mr. Key's employment is terminated as a result of death, by the Company for "cause," or by the executive without "good reason," he will receive only previously earned, accrued and unpaid base salary and benefits from the Company and its employee benefit plans. In addition, solely in the case of termination of employment upon the death of the executive, his estate shall also be entitled to receive the pro-rated amount (to the date of death) of the bonus amount the executive would have received during such year, based on actual performance.

Event and Executive	Base Salary and Healthcare Benefits(1)(2)	Vesting in Equity Awards(3)(4)
Ben D. Key
Termination due to disability, by the Company without cause, or by the executive for good reason	$221,000	$75,930
Termination as a result of death, by the Company for cause, or by the executive without good reason(5)	—	—
Change of Control(6)	—	303,720

    (1)
    Estimated value, assuming the executive's employment agreement terminated under each of the circumstances described above on December 31, 2007.

    (2)
    Represents continued healthcare benefits coverage for 12 months following termination, less the premiums for such benefits paid by Mr. Key, assuming that the Company elects to pay severance benefits over such time period.

    (3)
    The applicable RSU award agreement provides that upon a change in control, both Time-vested and Performance-based RSUs will immediately vest in full, and shares subject to the RSUs will be transferred to the executive. The award agreement also provides that in the event severance benefits are payable under the executive's employment agreement as a result of termination by the Company without cause or by the executive for good reason, the executive's Time-vested RSUs will vest and shares subject to such Time-vested RSUs will be transferred to the executive at the time of such termination, to the extent such Time-vested RSUs would have vested if the executive's employment had continued through the end of the severance period provided for in his employment agreement.

    (4)
    See Outstanding Equity Awards table for number of unvested RSUs outstanding.

    (5)
    The bonus amount that would be payable in the event of termination of employment upon the death of the executive is not determinable at this time.

    (6)
    For all applicable awards, Change in Control has the meaning set forth in the Plan, as described above under "Narrative Disclosure to Summary Compensation Table—2005 Long Term Incentive and Share Award Plan—Change of Control."

      One-half of the unvested RSUs underlying this amount as of December 31, 2007 are expected to vest on August 12, 2008, assuming the related performance condition is met. The value attributable to RSUs vesting though August 12, 2008 is $151,860, based on the closing market price of the Company's stock of $25.31 on December 31, 2007.

        Mr. Davis' employment agreement provides that if his employment is terminated due to disability; or by the Company without "cause," he will receive a severance amount equal to 100% of his annual base salary payable either in a lump sum or on an ordinary payroll basis over a period of 12 months at our discretion. If the Company chooses to pay such severance over time, he is also entitled to the continuation of healthcare benefits during this period, provided that he pays the premiums for such benefits at the rates assessed for employees and is not eligible to participate in another employer's healthcare benefit program. These severance payments are contingent on the executive's compliance with certain non-compete, non-solicitation and non-hire post-employment covenants. If Mr. Davis' employment is terminated as a result of death, by the Company for "cause," or by the executive without "good reason," he will receive only previously earned, accrued and unpaid base salary and benefits from the Company and its employee benefit plans. In addition, solely in the case of termination of employment upon the death of the executive, his estate shall also be entitled to receive the pro-rated amount (to the date of death) of the bonus amount the executive would have received during such year, based on actual performance.

Event and Executive	Base Salary and Healthcare Benefits(1)(2)	Vesting in Equity Awards(3)(4)
Graham D. Davis
Termination due to disability, by the Company without cause, or by the executive for good reason	$171,000	75,930
Termination as a result of death, by the Company for cause, or by the executive without good reason(5)	—	—
Change of Control(6)	—	303,720

    (1)
    Estimated value, assuming the executive's employment agreement terminated under each of the circumstances described above on December 31, 2007.

    (2)
    Represents continued healthcare benefits coverage for 12 months following termination, less the premiums for such benefits paid by Mr. Davis, assuming that the Company elects to pay severance benefits over such time period.

    (3)
    The applicable RSU award agreement provides that upon a change in control, both Time-vested and Performance-based RSUs will immediately vest in full, and shares subject to the RSUs will be transferred to the executive. The award agreement also provides that in the event severance benefits are payable under the executive's employment agreement as a result of termination by the Company without cause or by the executive for good reason, the executive's Time-vested RSUs will vest and shares subject to such Time-vested RSUs will be transferred to the executive at the time of such termination, to the extent such Time-vested RSUs would have vested if the executive's employment had continued through the end of the severance period provided for in his employment agreement.

    (4)
    See Outstanding Equity Awards table for number of unvested RSUs outstanding.

    (5)
    The bonus amount that would be payable in the event of termination of employment upon the death of the executive is not determinable at this time.

    (6)
    For all applicable awards, Change in Control has the meaning set forth in the Plan, as described above under "Narrative Disclosure to Summary Compensation Table—2005 Long Term Incentive and Share Award Plan—Change of Control."

      One-half of the unvested RSUs underlying this amount as of December 31, 2007 are expected to vest on August 12, 2008, assuming the related performance condition is met. The value attributable to RSUs vesting though August 12, 2008 is $151,860, based on the closing market price of the Company's stock of $25.31 on December 31, 2007.

        Each employment agreement also restricts the executive's business activities that compete with our business. In the case of Mr. Brick and Mr. Weaver, the restrictions apply for a period of two years following the termination of the executive's employment. In the case of Messrs. Janusek, Booth, Key and Davis, the restrictions apply for a period of 18 months following the termination of the executive's employment.

        For each of these employment agreements, a termination is for "cause" if the executive (i) is convicted of, or pleads guilty to, a felony or a crime involving moral turpitude, (ii) engages in independently verified, continuing and unremedied substance abuse involving drugs or alcohol, (iii) performs an action or fails to take an action that, in the reasonable judgment of a majority of the disinterested members of the Board of Directors, constitutes willful dishonesty, larceny, fraud or gross negligence by the executive in the performance of the executive's duties to the Company, or makes a knowing or reckless misrepresentation (including by omission of any material adverse information) to stockholders, directors or officers, (iv) willfully and repeatedly fails, after ten (10) business days notice, to materially follow the written policies of the Company or instructions of the Board of Directors or (v) materially breaches any agreement to which the executive and the Company or any of its subsidiaries are a party, or materially breaches any written policy, rule or regulation adopted by the Company or any of its subsidiaries relating to compliance with securities laws or other laws, rules or regulations and such breach is not cured by the executive or waived in writing by the Company within thirty (30) days after written notice of such breach to the executive, then the Company may, at any time by written notice to the executive, which notice shall be appended to a certified written resolution duly adopted by the Board of Directors, terminate the term immediately.

        Additionally, for each of these employment agreements "good reason" shall mean any of the following with respect to the executive: (a) a material reduction in title, authority or responsibility at the Company, (b) a reduction in base salary, (c) the relocation of the executive's principal place of work by more than 50 miles or (d) a material breach by the Company of the employment agreement or the indemnification agreements which is not cured by such other party or waived by the executive within thirty (30) days after written notice of such breach from the executive to the Company.

AUDIT COMMITTEE REPORT

        The following report is not deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A, other than as provided below, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically requests that such information be incorporated by reference or treated as soliciting material.

        The audit committee assists the Board of Directors in its oversight of Reddy Ice's financial statements. Management is responsible for the financial statements and the financial reporting process. The independent auditors are responsible for expressing an opinion on the conformity of Reddy Ice's audited financial statements with accounting principles generally accepted in the United States of America.

        In this context, the audit committee has reviewed and discussed the audited financial statements with management and Reddy Ice's independent auditors. The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Communications with Audit Committees). In addition, the audit committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors their independence from Reddy Ice and its management. The audit committee has also considered whether the independent auditors' provision of non-audit services to Reddy Ice is compatible with the auditors' independence.

        The audit committee discussed with the independent auditors the overall scope and plans for their audit. The audit committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal control and the overall quality of the Company's financial reporting.

        The audit committee has also evaluated the performance of the independent auditors, including, among other things, the amount of fees paid to the independent auditors for audit and non-audit services during the fiscal year ended December 31, 2007. Information about the independent auditors' fees for the fiscal year ended December 31, 2007 is discussed above in this Proxy Statement under "Ratification of Appointment of Independent Registered Public Accounting Firm." Based on its evaluation, the audit committee has selected Deloitte & Touche LLP to serve as the Company's auditors for the fiscal year ending December 31, 2008.

        In reliance on the review and discussions referred to above, the audit committee recommended to the Board of Directors that the audited financial statements be included in Reddy Ice's Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

    Audit Committee of the Board of Directors

    Tracy L. Noll
    Michael S. McGrath
    Robert N. Verdecchio

Dated as of April 16, 2008.

EQUITY COMPENSATION PLAN INFORMATION

        The information shown below is as of December 31, 2007 and relates to equity compensation plans under which our common shares are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	351,600	(1)	—	526,125	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	351,600		—	526,125

(1)
Represents outstanding RSUs.

(2)
Represents shares available under the 2005 Long Term Equity Incentive and Share Award Plan, as amended.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the percentage of the Company's common equity that is beneficially owned, as of April 24, 2008 by:

  •
  each of our directors;

  •
  each of our Named Executive Officers, other than Mr. Weaver and Mr. Booth, whom have each resigned from the Company;

  •
  all of our Named Executive Officers and directors as a group, other than Mr. Weaver and Mr. Booth; and

  •
  each person, or group of affiliated persons, known to us to beneficially own 5% or more of our outstanding common stock.

Beneficial Owner	Common Stock Shares Beneficially Owned		Percentage of Shares Beneficially Owned*
5% Stockholders
Shamrock Partners Activist Value Fund, L.L.C	3,648,545	(1)	16.6%
Noonday Asset Management, L.P.	2,448,300	(2)	11.1%
Thornburg Asset Management, Inc.	2,384,400	(3)	10.8%
JPMorgan Chase & Co	1,236,105	(4)	5.6%
Amerprise Financial, Inc.	1,123,909	(5)	5.1%
Named Executive Officers and Directors
William P. Brick	220,000	(6)	1.0%
Steven J. Janusek	98,275		**
Ben D. Key	36,345		**
Graham D. Davis	67,946	(7)	**
Theodore J. Host	2,500		**
Christopher S. Kiper	—	(8)	—
Michael S. McGrath	5,000		**
Tracy L. Noll	49,786		**
Michael H. Rauch	—		—
Robert N. Verdecchio	2,500		**
Total Named Executive Officers and Directors as a group (10 persons)	482,352		2.2%

*
The percentage beneficial ownership for all holders has been rounding to the nearest 1/10th of a percentage.

**
Percentage of shares beneficially owned by such person does not exceed one percent.

(1)
This information is based on Schedule 13D/A filed with the SEC on March 7, 2008 by Shamrock Activist Value Fund, L.P. According to the Schedule 13D/A, Shamrock Partners Activist Value Fund, L.L.C. has sole voting and dispositive power with respect to, and sole beneficial ownership of, 3,648,545 of the shares; Shamrock Activist Value Fund GP, L.L.C. has shared voting and dispositive power with respect to, and shared beneficial ownership of, 3,648,545 of the shares; Shamrock Activist Value Fund, L.P. has shared voting and dispositive power with respect to, and shared beneficial ownership of, 3,038,196 of the shares; Shamrock Activist Value Fund II , L.P. has shared voting and dispositive power with respect to, and shared beneficial ownership of, 572,080 of the shares; and Shamrock Activist Value Fund III, L.P. has shared voting and dispositive power with respect to, and shared beneficial ownership of, 38,269 of the shares.

  According to the Schedule 13D/A, the address of each of the reporting persons referenced in this footnote is 4444 Lakeside Drive, Burbank, California 91505.

(2)
This information is based on Schedule 13D/A filed with the SEC on February 11, 2008 by Noonday Asset Management, L.P. According to the Schedule 13D/A, Noonday Asset Management, L.P., Noonday G.P. (U.S.), L.L.C., Noonday Capital, L.L.C., David I. Cohen, Saurabh K. Mittal, William F. Duhamel, Richard B. Fried, Monica R. Landry, Douglas M. McMahon, William F. Mellin, Stephen L. Millham, Jason E. Moment, Ashish H. Pant, Rajiv A. Patel, Derek C. Schrier, Andrew J.M. Spokes, Thomas F. Steyer and Mark C. Wehrly have shared voting and dispositive power with respect to, and shared beneficial ownership of, 2,448,300 of the shares; Noonday Capital Partners, L.L.C. has shared voting and dispositive power with respect to, and shared beneficial ownership of, 43,400 of the shares; Farallon Capital Partners, L.P. has shared voting and dispositive power with respect to, and shared beneficial ownership of, 480,400 of the shares; Farallon Capital Institutional Partners, L.P. has shared voting and dispositive power with respect to, and shared beneficial ownership of, 473,000 of the shares; Farallon Capital Institutional Partners II, L.P. has shared voting and dispositive power with respect to, and shared beneficial ownership of, 31,600 of the shares; Farallon Capital Institutional Partners III, L.P. has shared voting and dispositive power with respect to, and shared beneficial ownership of, 31,600 of the shares; Tinicum Partners, L.P. has shared voting and dispositive power with respect to, and shared beneficial ownership of, 15,900 of the shares; Farallon Capital Offshore Investors II, L.P. has shared and dispositive voting power with respect to, and shared beneficial ownership of, 398,818 of the shares; Farallon Capital Management, L.L.C. has shared voting and dispositive power with respect to, and shared beneficial ownership of, 973,582 of the shares and Farallon Partners, L.L.C. has shared voting and dispositive power with respect to, and shared beneficial ownership of, 1,474,718 of the shares.

  According to the Schedule 13D/A, the address of Noonday Asset Management, L.P., Noonday G.P. (U.S.), L.L.C., Noonday Capital, L.L.C., David I. Cohen, Saurabh K. Mittal and Andrew J. M. Spokes is c/o Noonday Asset Management, L.P., 227 West Trade Street, Suite 2140, Charlotte, North Carolina 28202. According to the Schedule 13D/A, the address of each of the other reporting persons referenced in this footnote is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.

(3)
This information is based on Schedule 13G/A filed with the SEC on February 29, 2008 by Thornburg Asset Management, Inc. According to the Schedule 13G/A, the address of Thornburg Asset Management is 119 E. Marcy Street, Santa Fe, New Mexico 87501.

(4)
This information is based on Schedule 13G filed with the SEC on February 5, 2008 by JPMorgan Chase & Co. According to the Schedule 13G, the address of JPMorgan Chase & Co. is 270 Park Avenue, New York, NY 10017.

(5)
This information is based on Schedule 13G filed with the SEC on February 13, 2008 by Ameriprise Financial, Inc. According to the Schedule 13G, the address of Ameriprise Financial, Inc. is 145 Ameriprise Financial Center, Minneapolis, Minnesota 55474.

(6)
Includes 32,470 shares held indirectly in trusts for his children.

(7)
Includes 1,856 shares held indirectly by members of his immediate family.

(8)
Does not include the 3,648,545 shares reported as beneficially owned by Shamrock Partners Activist Value Fund, L.L.C. and described in footnote (1). Mr. Kiper disclaims beneficial ownership of those shares even though Mr. Kiper is a Vice President of SCA and a senior portfolio manager for the Shamrock Activist Value Fund.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Any proposed related party transactions are submitted to the Board of Directors for approval. In 2007, the Company did not engage in any transaction with a related person in which the amount involved exceeded $120,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) promulgated under the Exchange Act requires Reddy Ice's officers and directors, and persons who beneficially own more than 10% of Reddy Ice's common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and the regulations of the Commission require such officers, directors and greater than 10% stockholders to furnish Reddy Ice with copies of all such reports that they file. Reddy Ice believes that during the fiscal year ended December 31, 2007, all of its directors, officers and greater than 10% beneficial owners complied with all applicable filing requirements except for the inadvertent failure to file reports regarding the April 2007 grants of restricted stock units to four non-management directors, which filings were made subsequently in 2007 upon discovery of the oversight.

GENERAL

        The accompanying form of proxy has been prepared at the direction of the Reddy Ice Board of Directors and is sent to you at the request of the Board of Directors. The proxies named therein have been designated by the Board of Directors.

By Order of the Board of Directors,

WILLIAM P. BRICK Chairman of the Board of Directors, Chief Executive Officer and President

Dallas, Texas
April 24, 2008

PROXY

REDDY ICE HOLDINGS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Reddy Ice Holdings, Inc. to be held at 10:00 a.m., Central Daylight Time, on Wednesday, May 28, 2008, at the offices of Haynes and Boone, LLP at 901 Main Street, 29th Floor, Dallas, Texas 75202, and the Proxy Statement in connection therewith and (2) appoints William P. Brick and Steven J. Janusek, and each of them, the undersigned’s proxies with the full power of substitution for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of common stock of Reddy Ice Holdings, Inc. standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

REDDY ICE HOLDINGS, INC.

May 28, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

- OR -

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

NOMINEES:
☐ FOR ALL NOMINEES	☐ William P. Brick
☐ Theodore J. Host
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ Christopher S. Kiper
☐ Michael S. McGrath
☐ FOR ALL EXCEPT (See instructions below)	☐ Michael H. Rauch
☐ Robert N. Verdecchio

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

2.	Ratification of the appointment of Deloitte & Touche LLP as Reddy Ice Holdings, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER.  IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSALS.  AS TO ANY OTHER MATTER, SAID PROXIES SHALL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT.

CHECK THIS BOX IF YOU PLAN TO ATTEND AND VOTE YOUR SHARES IN PERSON AT THIS MEETING:  ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 28, 2008
REDDY ICE HOLDINGS, INC. 8750 NORTH CENTRAL EXPRESSWAY, SUITE 1800 DALLAS, TEXAS 75231 PROXY STATEMENT
2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 2008
GENERAL INFORMATION ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
ELECTION OF DIRECTORS (ITEM 1)
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (ITEM 2)
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
GENERAL